UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

EnteroMedics Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2800 Patton Road

St. Paul, MN 55113

(651) 634-3003

April 6, 2010

Dear Stockholders:

You are cordially invited to join us for our 2010 annual meeting of stockholders, which will be held on Thursday, May 6, 2010, at 3:00 p.m., Central Time, in the Minnesota Room at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402. For your convenience, a map showing the location of Dorsey & Whitney LLP is provided on the back of the accompanying proxy statement. Holders of record of our common stock as of March 19, 2010, are entitled to notice of and to vote at the 2010 annual meeting.

The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting.

We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure that they are represented at the meeting. You may submit your proxy vote by telephone or internet as described in the following materials or by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

We look forward to seeing you at the annual meeting.

Sincerely,

Mark B. Knudson, Ph.D.

President, Chief Executive Officer and

Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Thursday, May 6, 2010 at 3:00 p.m., Central Time

Place:	Dorsey & Whitney LLP Minnesota Room 50 South Sixth Street, Suite 1500 Minneapolis, Minnesota 55402

Items of Business:	1. The election of three Class III directors for a three-year term.

2. To authorize an amendment to our Fifth Amended and Restated Certificate of Incorporation to effect a reverse stock split at the discretion of our Board of Directors.

3. Any other business that may properly be considered at the meeting or any adjournment of the meeting.

Record Date:	You may vote at the meeting if you were a stockholder of record at the close of business on March 19, 2010.

Voting by Proxy:	If you cannot attend the annual meeting in person, you may vote your shares by telephone or internet by no later than 12:00 p.m. Central Time on May 5, 2010 (as directed on the enclosed proxy card), or by completing, signing and promptly returning the enclosed proxy card by mail. We encourage you to vote by telephone or internet in order to reduce our mailing and handling expenses. If you choose to submit your proxy by mail, we have enclosed an envelope addressed to our transfer agent, Wells Fargo Shareowner Services, for which no postage is required if mailed in the United States.

By Order of the Board of Directors:

Greg S. Lea

Secretary

April 6, 2010

PROXY STATEMENT

i

PROPOSAL 2—AUTHORIZE AN AMENDMENT TO OUR FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AT THE DISCRETION OF OUR BOARD OF DIRECTORS	36
AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO PRINCIPAL ACCOUNTANT	41
Audit Committee Report	41
Principal Accountant Fees and Services	41
Administration of Engagement of Independent Auditor	42
ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K	42
“HOUSEHOLDING” OF PROXY MATERIALS	42
OTHER MATTERS	43

ii

PROXY STATEMENT

2010 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 6, 2010

The Board of Directors of EnteroMedics Inc. is soliciting proxies for use at the annual meeting of stockholders to be held on May 6, 2010, and at any adjournment of the meeting. This proxy statement and the enclosed proxy card are first being mailed or given to stockholders on or about April 6, 2010.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?

At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders, including the election of three Class III directors and the authorization of an amendment to our Fifth Amended and Restated Certificate of Incorporation to effect a reverse stock split at the discretion of our Board of Directors. Also, management will report on our performance during the last fiscal year and, once the business of the annual meeting is concluded, respond to questions from stockholders, as time permits.

Who is entitled to vote at the meeting?

The Board has set March 19, 2010, as the record date for the annual meeting. If you were a stockholder of record at the close of business on March 19, 2010, you are entitled to vote at the meeting.

As of the record date, 44,868,202 shares of our common stock were issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 44,868,202 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our bylaws, shares equal to a majority of all of the shares of the outstanding common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting; or

•	you have properly submitted a proxy card by mail, telephone or internet.

How do I vote my shares?

If you are a stockholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

•	over the telephone by calling a toll-free number;

•	electronically, via the internet; or

•	by completing, signing and mailing the enclosed proxy card.

The telephone and internet procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to submit your proxy by telephone or internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to submit your proxy by mail, please return your signed proxy card to us before the annual meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares, and telephone and internet voting is also encouraged for stockholders who hold their shares in street name.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit your proxy vote by telephone or internet, vote once for each proxy card you receive.

Can I vote my shares in person at the meeting?

If you are a stockholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

What vote is required for a proposal to be approved?

Directors are elected by a plurality of the votes cast. A plurality means that the nominees with the greatest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting.

Each other matter that may be acted upon at the meeting will be determined by the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the meeting and entitled to vote.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on other proposals.

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal. Withholding authority to vote for one or more of the directors will have no effect on the voting for the election of any director who is among the three nominees receiving the highest number of votes FOR his election.

If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote under the rules of the SEC and the NASDAQ Stock Market. Recent changes in regulation were made to take away the ability of your broker or other nominee to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and do not instruct your broker or nominee how to vote on the two proposals to be addressed at the annual meeting, no votes will be cast on your behalf on the election of directors or on the authorization of the amendment of our Fifth Amended and Restated Certificate of Incorporation to effect a reverse stock split at the discretion of our Board of Directors. If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any item of business at the annual meeting.

How will the proxies vote on any other business brought up at the meeting?

By submitting your proxy card, you authorize the proxies to use their judgment to determine how to vote on any other matter brought before the meeting. We do not know of any other business to be considered at the meeting.

The proxies’ authority to vote according to their judgment applies only to shares you own as the stockholder of record.

Who will count the vote?

Representatives of Wells Fargo Shareowner Services, our transfer agent, will tabulate votes and act as independent inspectors of election.

How does the Board recommend that I vote?

You will vote on the following management proposals:

•	Election of the following three Class III directors: Mark B. Knudson, Ph.D., Catherine Friedman and Nicholas L. Teti, Jr., each to serve a three-year term.

•

Authorization of an amendment to our Fifth Amended and Restated Certificate of Incorporation to effect a reverse stock split of our outstanding shares of common stock with a range of one-third of a share to one-sixth of a share for each outstanding share of common stock, to be effected at the discretion of our Board of Directors.

The Board of Directors recommends that you vote FOR the election of each of the nominees for Class III directors as well as the proposed authorization of an amendment to our Fifth Amended and Restated Certificate of Incorporation.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card or submit your proxy by telephone and do not specify how you want to vote your shares, we will vote your shares FOR the election of all of the nominees for Class III directors as well as the amendment to our Fifth Amended and Restated Certificate of Incorporation.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting. If you are a stockholder of record, you may revoke your proxy and change your vote by submitting a later-dated proxy by telephone, internet or mail, or by voting in person at the meeting. To request an additional proxy card, or if you have any questions about the annual meeting or how to vote or revoke your proxy, you should contact Wells Fargo Shareowner Services at 1-800-468-9716.

Where and when will I be able to find the results of the voting?

Preliminary results will be announced at the meeting. We will publish the final results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission no later than four business days after the date of our annual meeting.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. In an effort to have as large a representation at the meeting as possible, we have retained The Altman Group, Inc. to assist in the solicitation of proxies for the annual meeting for a fee of approximately $25,000, plus associated costs and expenses. In addition, our directors, officers and regular employees may solicit proxies by telephone, facsimile or personally. These individuals will receive no additional compensation for their services other than their regular salaries.

What are the deadlines for submitting stockholder proposals for the 2011 annual meeting?

In order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2011 annual meeting, the written proposal must be received at our principal executive offices at 2800 Patton Road, St. Paul, Minnesota 55113, Attention: Secretary, on or before December 7, 2010. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

Our bylaws provide that a stockholder may present from the floor a proposal that is not included in the proxy statement if proper written notice is received by the Secretary of EnteroMedics at our principal executive offices in St. Paul, Minnesota, no less than 90 days and no more than 120 days prior to the anniversary date of the last annual meeting. For the 2011 annual meeting, director nominations and stockholder proposals must be received on or after January 6, 2011 and on or before February 5, 2011. The proposal must contain the specific information required by our bylaws. In the event that the 2011 annual meeting is called for a date that is not within 30 days of the anniversary date of the 2010 annual meeting, stockholder proposals must be received in accordance with the timeline set forth in our bylaws. You may request a copy of our bylaws by contacting our Secretary, EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113, telephone (651) 634-3003. Stockholder proposals that are received by us after February 5, 2011, may not be presented in any manner at the 2011 annual meeting.

How can I communicate with EnteroMedics’ Board of Directors?

Stockholders may communicate with our Board of Directors by sending a letter addressed to the Board of Directors, all independent directors or specified individual directors to: EnteroMedics Inc., c/o Secretary, 2800 Patton Road, St. Paul, Minnesota 55113. All communications will be compiled by the Secretary and submitted to the Board or the specified directors on a periodic basis.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 6, 2010

This proxy statement and the Annual Report on Form 10-K

for the fiscal year ended December 31, 2009 are available at http://ir.enteromedics.com/annual-proxy.cfm

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of our common stock by each person or group who beneficially owned five percent or more of our common stock, each of our directors, each of the executive officers named in the Summary Compensation Table in this proxy statement and our directors and executive officers as a group, as of February 26, 2010. Percentage ownership calculations for beneficial ownership are based on 44,856,657 shares outstanding as of February 26, 2010. The information regarding the beneficial owners of more than 5% of our common stock is based upon information supplied to us by our directors, officers and principal stockholders or on Schedules 13G filed with the Securities and Exchange Commission (“SEC”). Unless otherwise noted, the stockholders listed in the table have sole voting and investment power with respect to the shares of common stock owned by them and their address is c/o EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
MPM Capital Funds (3)(4)	6,799,555	14.8%
c/o MPM Asset Management The John Hancock Tower 200 Clarendon Street, 54th Floor Boston, MA 02116

Bay City Capital(2)(3)(5)	5,310,274	11.6
750 Battery Street, Suite 400 San Francisco, CA 94111

T. Rowe Price(3)(6)	4,336,973	9.4
100 E. Pratt Street Baltimore, MD 21202

Aberdare Ventures(3)(7)	3,842,346	8.4
One Embarcadero Center, Suite 4000 San Francisco, CA 94111

Mark B. Knudson, Ph.D.(2)(3)	950,504	2.1
Greg S. Lea(2)(3)	233,542	*
Adrianus (Jos) Donders(2)	278,487	*
Daniel L. Cohen(2)	31,944	*
Katherine S. Tweden, Ph.D.(2)	160,040	*
Luke Evnin, Ph.D.(2)(3)(4)	6,823,618	14.9
Catherine Friedman(2)	58,848	*
Carl Goldfischer, M.D.(2)(3)(5)	5,334,337	11.7
Bobby I. Griffin(2)(3)	602,288	1.3
Donald C. Harrison, M.D.(2)(3)	782,033	1.7
Paul H. Klingenstein(2)(3)(7)	3,926,184	8.6
Nicholas L. Teti, Jr.(2)	109,002	*
Jon T. Tremmel(2)	32,809	*
All directors and executive officers as a group (13 persons)(8)	19,323,636	39.1

*	The percentage of shares of common stock beneficially owned does not exceed one percent of the outstanding shares of common stock.

(1)

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock which that person has the right to acquire within 60 days following February 26, 2010. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which that person or persons has or have the right to acquire within 60 days following February 26, 2010, is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes the following shares subject to options exercisable currently or within 60 days of February 26, 2010: Dr. Knudson, 691,471 shares; Mr. Lea, 205,800 shares; Mr. Donders, 278,487 shares; Mr. Cohen, 31,944 shares; Dr. Tweden, 153,722 shares; Dr. Evnin, 24,063 shares; Ms. Friedman, 46,848 shares; Dr. Goldfischer, 24,063 shares; Mr. Griffin, 169,440 shares; Dr. Harrison, 24,063 shares; Mr. Klingenstein, 24,063 shares; Mr. Teti, 109,002 shares; and Mr. Tremmel 18,334 shares. Dr. Goldfischer has assigned the shares underlying his options to Bay City Capital Fund IV upon the exercise of these options.

(3)	Includes warrants exercisable within 60 days of February 26, 2010 as follows: MPM Capital (see footnote (4)), 1,008,713 shares; Bay City Capital (see footnote (5)), 879,688 shares; T. Rowe Price (see footnote (6)), 1,260,050 shares; Aberdare Ventures (see footnote (7)), 660,787 shares; Dr. Knudson, 36,034 shares; Mr. Lea, 8,247 shares; Dr. Evnin, 1,008,713 shares; Dr. Goldfischer, 879,688 shares; Mr. Griffin, 103,093 shares; Dr. Harrison, 17,499 shares; and Mr. Klingenstein, 662,471 shares.

(4)	Consists of information supplied to us or filed with the SEC by MPM BioVentures III, L.P. (“BV III”), MPM BioVentures III-QP, L.P. (“BV III QP”), MPM BioVentures III Parallel Fund L.P. (“BV III PF”), MPM Bio Ventures III GmbH & Co. Beteiligungs KG (“BV III KG”), MPM Asset Management Investors 2002 BVIII LLC (“AM LLC”), MPM BioVentures III GP, L.P. (“BV III GP”), MPM BioVentures III LLC (“BV III LLC”), and Luke Evnin, Ansbert Gadicke, Nicholas Galakatos, Michael Steinmetz, Kurt Wheeler, Nicholas Simon III, and Dennis Henner. BV III has the sole power to vote and sole power to dispose of 380,435 shares, BV III QP has the sole power to vote and sole power to dispose of 5,658,252 shares, BV III PF has the sole power to vote and sole power to dispose of 170,940 shares, BV III KG has the sole power to vote and sole power to dispose of 478,143 shares and AM LLC has the sole power to vote and sole power to dispose of 111,785 shares. BV III GP and BV III LLC each have shared power to vote and shared power to dispose of 6,687,770 shares. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. Dr. Evnin and Messrs. Gadicke, Galakatos, Steinmetz, Wheeler, Simon and Henner each have shared power to vote and shared power to dispose of 6,799,555 shares. Dr. Evnin and Messrs. Gadicke, Galakatos, Steinmetz, Wheeler, Simon and Henner are each a member of BV III LLC and a manager of AM LLC, and each disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein. Dr. Evnin is a member of our Board of Directors and has sole voting and dispositive power of 24,063 shares.

(5)	Consists of information supplied to us or filed with the SEC by Bay City Capital LLC (“BCC”) on behalf of Bay City Capital Fund IV, L.P. (“Fund IV”), Bay City Capital Fund IV Co-Investment Fund, L.P. (“Co-Investment IV”) and Bay City Capital Management IV LLC (“Management IV”), each of which has shared voting power and shared dispositive power of 5,310,274 shares. BCC is the manager of Management IV, which is the general partner of Fund IV and Co-Investment IV. BCC is also an advisor to Fund IV and Co-Invesment IV. Carl Goldfischer, a Managing Director of BCC and a member of Management IV, is a member of our Board of Directors and has sole voting and dispositive power of 24,063 shares.

(6)	Consists of information supplied to us or filed with the SEC by T. Rowe Price Associates, Inc. (“Price Associates”). These securities are owned by various individual and institutional investors including T. Rowe Health Sciences Fund, Inc. (which beneficially owns 2,525,000 shares and 1,000,000 warrants exercisable within 60 days of February 26, 2010, representing 7.7% beneficial ownership), which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(7)

Consists of information supplied to us or filed with the SEC by Aberdare Ventures II, L.P. (“Aberdare II”), Aberdare Ventures II (Bermuda), L.P. (“Aberdare Bermuda”), Aberdare II Annex Fund, L.P. (“Aberdare II Annex”), Aberdare GP II, L.L.C. (“Aberdare GP II”) and Paul H. Klingenstein. Mr. Klingenstein serves as

Manager of Aberdare GP II, which serves as the general partner of Aberdare II, which holds 1,472,681 shares, Aberdare II Bermuda, which holds 30,641 shares, and Aberdare II Annex, which holds 2,339,024 shares, and has voting and investment control of 3,842,346 shares owned, and may be deemed to own beneficially such shares. Mr. Klingenstein has sole voting and dispositive power of 83,838 shares. Mr. Klingenstein is a member of our Board of Directors.

(8)	Includes 4,517,045 shares of common stock issuable upon exercise of options and warrants currently exercisable or exercisable within 60 days of February 26, 2010, inclusive of the options and warrants exercisable as described in footnotes (2) and (3), respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors to file initial reports of ownership and reports of changes in ownership of our securities with the SEC. Executive officers and directors are required to furnish us with copies of these reports. Based solely on a review of the Section 16(a) reports furnished to us with respect to 2009 and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors during 2009 were satisfied except that the Form 4 reporting the acquisition of common stock by Mr. Tremmel on November 23, 2009 was filed late and the Form 4’s reporting the granting of stock options to Dr. Knudson and Messrs. Lea and Donders on November 18, 2009 were filed late.

PROPOSAL 1—ELECTION OF CLASS III DIRECTORS

Our Board of Directors currently has nine members: Luke Evnin, Ph.D., Catherine Friedman, Carl Goldfischer, M.D., Bobby I. Griffin, Donald C. Harrison, M.D., Paul H. Klingenstein, Mark B. Knudson, Ph.D., Nicholas L. Teti, Jr. and Jon T. Tremmel, divided into three classes with staggered three-year terms. At this year’s annual meeting, proxies will be solicited to re-elect Mark B. Knudson, Ph.D., Catherine Friedman and Nicholas L. Teti, Jr. as Class III directors to serve until the 2013 annual meeting or until their successors are elected and qualified. Each of these nominees has agreed to serve as a director if elected. Proxies may not be voted for more than three Class III directors. If, for any reason, any nominee becomes unable to serve before the election, the persons named as proxies will vote your shares for a substitute nominee selected by the Board of Directors. Alternatively, the Board of Directors, at its option, may reduce the number of directors comprising the Board of Directors.

The affirmative vote of a plurality of the common stock present and entitled to vote at the annual meeting with respect to the election of directors is required for the election of the nominees to the Board of Directors.

The Board of Directors recommends a vote FOR election of the nominated Class III directors.

Nominees

The following information has been provided with respect to the members of EnteroMedics’ Board of Directors, including Dr. Knudson, Ms. Friedman and Mr. Teti, who have been nominated by the Board of Directors for re-election as Class III Directors at the 2010 annual meeting.

CLASS III DIRECTORS – Nominees for re-election at the 2010 Annual Meeting

Mark B. Knudson, Ph.D., age 61, has served as our President, Chief Executive Officer and Chairman of the Board since December 2002. Dr. Knudson also served as President and Chief Executive Officer of Venturi Group, LLC and Venturi Development, Inc., positions he held from 1999 and 2001 until their dissolutions in 2008 and 2009, respectively. Dr. Knudson served as Chairman of the Board of Restore Medical, Inc., a publicly-held medical device company focused on the treatment of sleep disordered breathing, from 1999 through July 2008 when it was acquired by Medtronic, Inc. Dr. Knudson was also a member of the audit committee of Restore Medical.

Areas of Relevant Experience: Dr. Knudson’s experience as the founder, President and Chief Executive Officer of EnteroMedics, makes him well-suited to serve as a member of the Board of Directors.

Catherine Friedman, age 49, has served as one of our directors since May 2007. Ms. Friedman currently is an independent financial consultant serving public and private companies in the lifesciences. Prior to that, Ms. Friedman held numerous positions over a 23 year investment banking career with Morgan Stanley. Ms. Friedman held the position of Managing Director at Morgan Stanley from 1997 to 2006 and Head of West Coast Healthcare and Co-Head of the Biotechnology Practice at Morgan Stanley from 1993 to 2006. Ms. Friedman joined the Board of XenoPort Inc., a publicly-held biopharmaceutical company, in September 2007 and also serves on its audit committee.

Areas of Relevant Experience: Ms. Friedman’s lengthy career in investment banking in the healthcare and biotechnology industry, as well as her accounting and financial reporting expertise, makes her well-suited to serve as a member of the Board of Directors.

Nicholas L. Teti, Jr., age 57, has served as one of our directors since May 2007. Mr. Teti is currently an independent consultant serving public and private health care companies. Since April 2009, Mr.Teti has also served in a consultancy capacity to the Chief Executive Officer of Enteromedics. From June 2009 to the present,

Mr. Teti has served on the Cowen Royalty Partners Strategic Advisory Board and is a Board Member of Suneva, a private aesthetics company. Since February 2009 he has served on the Board of CAVU, a “start-up” obesity research company. From January 2008 to March 2009, Mr. Teti was Chief Executive Officer of Den-Mat, a dental aesthetics company focused on developing non-invasive techniques. Since June 2006, Mr. Teti also served as Chairman of the Board of Isolagen, Inc., a biotechnology company which develops emergent, novel skin and tissue rejuvenation technologies. From June 2006 to January 2008, he also was Chief Executive Officer of Isolagen. From 2001 to 2006, Mr. Teti was President and Chief Executive Officer of Inamed Corporation, a healthcare products manufacturer focused on marketing breast implants, dermal fillers to correct facial wrinkles, and devices to treat severe and morbid obesity, including the LAP-BAND Adjustable Gastric Banding System. Mr. Teti served on the Board of Inamed during 2001 and was Chairman of the Board from 2002 to 2006. Prior to that, Mr. Teti spent 25 years at DuPont and DuPont Merck where he held a number of senior management positions including President and Chief Executive Officer of DuPont Pharmaceuticals.

Areas of Relevant Experience: Mr. Teti’s executive leadership experience in the medical device field, specifically with the research, marketing and commercialization of medical devices that treat morbid obesity, makes him well-suited to serve as a member of the Board of Directors.

CLASS I DIRECTORS – Continuing in office until the 2011 Annual Meeting

Carl Goldfischer, M.D., age 51, has served as one of our directors since July 2004. Dr. Goldfischer is currently an Investment Partner and Managing Director of Bay City Capital, serving as a member of the Board of Directors and executive committee, and has been with the firm since December 2000. His background includes extensive public and private investment and transaction work, as well as clinical trial development knowledge. Prior to joining Bay City Capital, Dr. Goldfischer was, until mid-2000, Chief Financial Officer of ImClone Systems Incorporated, a publicly-held biotechnology company focused on developing therapeutic oncology products, where he oversaw financial operations and strategic planning. Previously, he was a Research Analyst with the Reliance Insurance Company, helping to establish its portfolio and presence in the health care investment community. Dr. Goldfischer is a member of the Board of Directors of Poniard Pharmaceuticals, Inc., a publicly-held biopharmaceutical company focused on commercializing innovative oncology products, and MAP Pharmaceuticals, Inc., a publicly-held company focused on developing proprietary drug candidates for delivery via the respiratory tract, and also serves on the boards and audit committees of several private companies.

Areas of Relevant Experience: Dr. Goldfischer’s experience managing a venture investment fund that was an early investor in EnteroMedics, as well as his accounting and financial reporting background, makes him well-suited to serve as a member of the Board of Directors.

Donald C. Harrison, M.D., age 76, has served as one of our directors since September 2003. Dr. Harrison is currently Managing Partner of Charter Life Sciences, a venture capital firm, where he has served since 2003. From 1967 to 1986, he was Chief of Cardiology at Stanford University and from 1981 to 1986 was Co-Director of the Falk Cardiovascular Research Center. From 1986 to 2003, Dr. Harrison was Chief Executive Officer of the University of Cincinnati Medical Center. He is a member of the Board of Kendle International Inc., a publicly-held global clinical research organization, and AtriCure, Inc., a publicly-held company that develops innovative products for tissue ablation during surgical procedures, and also serves on the audit committees of both of these companies. He is also a member of the board of several private companies.

Areas of Relevant Experience: Dr. Harrison’s lengthy career as a cardiac surgeon, including his leadership positions at prestigious medical centers, as well as his venture investment and accounting and financial reporting background, makes him well-suited to serve as a member of the Board of Directors.

Jon T. Tremmel, age 63, has served as one of our directors since January 2009. Mr. Tremmel has been retired and acting as an independent consultant since 2007. Over the course of his career at Medtronic, Inc., Mr. Tremmel served in a variety of senior management positions, including President of the Neurological

Division from 2003 to 2007, President of the Physio Control Division, President of the Tachyarrhythmia Management Division and President of the Interventional Vascular Division. Mr. Tremmel currently serves on the boards of a number of corporate and civic organizations.

Areas of Relevant Experience: Mr. Tremmel’s lengthy career and leadership positions at a leading global implantable medical device company, makes him well-suited to serve as a member of the Board of Directors.

CLASS II DIRECTORS – Continuing in office until the 2012 Annual Meeting

Luke Evnin, Ph.D., age 46, has served as one of our directors since inception in 2002. Dr. Evnin has served as a General Partner at MPM Capital since he joined as a co-founder in 1998. Prior to joining MPM, Dr. Evnin was at Accel Partners from 1990 to 1997 serving as General Partner from 1994 to 1997. He was involved in biopharmaceutical, medical device and healthcare service companies for Accel’s funds III, IV and V. Dr. Evnin has served as director of other public companies, including Epix Medical, Inc., Metabasis Therapeutics, Inc., Oscient Pharmaceuticals Company, Restore Medical, Inc., Sonic Innovations, Inc. and Signal Pharmaceuticals, Inc. and is currently or has been a director of several private healthcare companies in both the medical device and biopharmaceutical sectors.

Areas of Relevant Experience: Dr. Evnin’s experience managing venture investment funds, including co-founding a fund that was one of the initial investors in EnteroMedics, as well as his experience working with companies in the medical device and biopharmaceutical industries, makes him well-suited to serve as a member of the Board of Directors.

Bobby I. Griffin, age 72, has served as one of our directors since September 2006. In 1998, Mr. Griffin retired from a 25 year career with Medtronic, Inc., where he held various positions, including Executive Vice President from 1985 to 1998 and President of Medtronic’s Pacemaker Business from 1991 to 1998. Since his retirement, Mr. Griffin has been a private investor, managing his own fund of companies as well as serving on the advisory boards of Affinity Capital Management Fund III and IV and Sapient Capital Management Fund, in which he also invests. In addition, Mr. Griffin has served on the Board of Directors of several public companies, including MTS Systems Corporation and Urologix, Inc., and is currently a director of several private companies.

Areas of Relevant Experience: Mr. Griffin’s lengthy career and senior leadership positions at a leading global implantable medical device company, as well as his experience with managing venture investments, makes him well-suited to serve as a member of the Board of Directors.

Paul H. Klingenstein, age 54, has served as one of our directors since July 2006. Mr. Klingenstein has served as Managing Partner of Aberdare Ventures since he founded it in 1999. Formerly, he served as a General Partner of Accel Partners, as a consultant to the Rockefeller Foundation, and as an employee of E.M. Warburg, Pincus & Co. In addition, Mr. Klingenstein has served on the Board of Directors of several public companies, including Aviron, Isis Pharmaceuticals, Inc., Pharmion Corporation and Xomed Surgical Products, Inc., and currently serves on the boards and audit committees of several private companies.

Areas of Relevant Experience: Mr. Klingenstein’s experience managing venture investment funds, including founding a fund that was an early investor in EnteroMedics, as well as his accounting and financial reporting background, makes him well-suited to serve as a member of the Board of Directors.

DIRECTOR COMPENSATION

To determine director compensation, we periodically review director compensation information for a peer group of comparably sized publicly-traded medical device companies. Compensation for our directors is designed to result in compensation that is competitive with that provided by the peer group.

Our director compensation program includes the payment of cash fees for the services of our non-employee directors. Pursuant to this program, each non-employee director is entitled to receive an annual retainer of $7,500 for serving on the Board and each non-employee director who serves on the Audit Committee, other than the chairperson of the Audit Committee, is entitled to receive an additional annual retainer of $1,500. The chairperson of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are also entitled to receive additional annual retainers of $10,000, $4,000 and $4,000, respectively. These annual retainer fees are paid on a quarterly basis to the directors. In addition, each non-employee director is entitled to receive $2,500 per meeting of the Board of Directors attended in person or $1,000 per meeting attended telephonically, and each committee member is entitled to receive $750 per meeting attended of their respective committees.

We also grant stock option awards to our non-employee directors as compensation for their service on our Board. Each non-employee director who becomes a member of our Board of Directors will be granted an option to purchase 25,000 shares of our common stock under our 2003 Stock Incentive Plan. Twenty-five percent of these options will vest immediately with the remainder vesting in 36 equal monthly installments following the date of grant. Each non-employee director that continues to serve as a non-employee director will be entitled to receive an annual option grant to purchase 10,000 shares of our common stock. Twenty-five percent of these options will vest immediately with the remainder to vest in 36 equal monthly installments following the date of grant. Each such option will have an exercise price equal to the price of the last trade of our common stock on the date of grant and will have a ten-year term subject to earlier termination in connection with a termination of directorship. We intend to grant these annual stock option awards to our eligible non-employee directors each year at or around the time of our annual meeting of stockholders.

On January 28, 2009, in connection with his appointment to the Board of Directors, we granted an option to purchase 25,000 shares of our common stock under our 2003 Stock Incentive Plan to Mr. Tremmel. This option was granted at an exercise price equal to the closing market price on the NASDAQ Global Market of $1.40, which the Board of Directors determined to be at least equal to or greater than the fair market value of the company’s common stock on the grant date and vested such that twenty-five percent of the options vested immediately with the remainder vesting in 36 equal monthly installments following the date of grant. These options have a ten-year term subject to earlier termination in connection with a termination of directorship.

On May 5, 2009 the Board of Directors approved additional option grants to purchase 10,000 shares of our common stock under our 2003 Stock Incentive Plan to each of Drs. Evnin, Goldfischer and Harrison, Ms. Friedman and Messrs. Griffin, Klingenstein, Teti and Tremmel. These options were granted at an exercise price equal to the closing market price on the NASDAQ Global Market of $1.93, which the Board of Directors determined to be at least equal to or greater than the fair market value of the company’s common stock on the grant date and vested such that twenty-five percent of the options vested immediately with the remainder vesting in 36 equal monthly installments following the date of grant. These options have a ten-year term subject to earlier termination in connection with a termination of directorship.

On May 28, 2009 the Board of Directors approved entering into a one-year consulting agreement effective June 1, 2009 with Mr. Teti. Pursuant to the consulting agreement, Mr. Teti agreed to devote 160 hours per month to providing strategic advice to the company’s management with respect to the company’s commercialization planning, business and corporate development activities and investor relations. In exchange for these services, Mr. Teti was entitled to receive a consulting fee of $275,000 per year. In connection with the consulting agreement, we also granted an option to purchase 150,000 shares of our common stock under our 2003 Stock

Incentive Plan to Mr. Teti. This option was granted at an exercise price equal to the closing market price on the NASDAQ Global Market of $2.30, which the Board of Directors determined to be at least equal to or greater than the fair market value of the company’s common stock on the grant date and vests in 36 equal monthly installments following the date of grant. These options have a ten-year term subject to earlier termination in connection with a termination of a relationship with the company.

On February 10, 2010, the company entered into a new consulting agreement with Mr. Teti, which was effective as of February 1, 2010. In connection with entering into the new consulting agreement, Mr. Teti and the company agreed to terminate Mr. Teti’s prior consulting agreement. However, the options that Mr. Teti received in connection with the prior consulting agreement will continue to vest in accordance with their terms. Pursuant to the new consulting agreement, Mr. Teti agreed to devote 160 hours per month to providing strategic advice to the company’s management with respect to the company’s commercialization planning, business and corporate development activities and investor relations. In exchange for these services, Mr. Teti is entitled to receive a consulting fee of $15,416.67 per month and one-third of Mr. Teti’s administrative assistant expenses. In connection with the new consulting agreement, we also granted an option to purchase 75,000 shares of our common stock under our 2003 Stock Incentive Plan to Mr. Teti. This option was granted at an exercise price equal to the closing market price on the NASDAQ Capital Market of $0.54, which the Board of Directors determined to be at least equal to or greater than the fair market value of the company’s common stock on the grant date and vested such that one-third of the options vested immediately with the remainder vesting in 36 equal monthly installments following the date of grant. These options have a ten-year term subject to earlier termination in connection with a termination of a relationship with the company.

We reimburse all of our non-employee directors for reasonable travel and other expenses incurred in attending Board of Directors and committee meetings. Directors who also serve as employees of the company receive no additional compensation for serving as a director. Dr. Knudson is currently the only director who serves as an employee of EnteroMedics.

The following table shows the compensation of the non-employee members of our Board of Directors during fiscal year 2009.

Director Compensation

Name(1)	Fees Earned or Paid in Cash ($)(2)		Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Luke Evnin, Ph.D.	$19,750		$15,063	$—	$34,813
Catherine Friedman.	33,750		15,063	—	48,813
Carl Goldfischer, M.D.	25,500	(5)	15,063	—	40,563
Bobby I. Griffin	19,250		15,063	—	34,313
Donald C. Harrison, M.D.	24,500		15,063	—	39,563
Paul H. Klingenstein	22,250	(6)	15,063	—	37,313
Ellen Koskinas.	5,125	(7)	—	—	5,125
Nicholas L. Teti, Jr.	22,750		15,063	581,957	619,770
Jon T. Tremmel	23,750		40,793	—	64,543

(1)	Mark B. Knudson, Ph.D., who serves as Chairman of the Board, President and Chief Executive Officer is not included in this table because he is an employee of EnteroMedics and thus received no compensation for his services as a director. The compensation he received as an employee of EnteroMedics is shown in the “Summary Compensation Table.”

(2)	The amounts in this column include the annual Board and committee retainer amounts described above under the heading “Director Compensation” and meeting fees for the Board and committee meetings held in 2009.

(3)	The amounts in this column represent the grant date fair value based on the Black-Scholes model of option valuation, as prescribed by accounting principles generally accepted in the United States of America (“GAAP”). The assumptions used to arrive at the Black-Scholes value are disclosed in Note 11 to our consolidated financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K.

The directors held options as of December 31, 2009, as follows:

Name	Vested Options	Unvested Options
Luke Evnin, Ph.D.	21,146	13,854
Catherine Friedman	42,059	15,414
Carl Goldfischer, M.D.	21,146	13,854
Bobby I. Griffin	155,076	44,761
Donald C. Harrison, M.D.	21,146	13,854
Paul H. Klingenstein	21,146	13,854
Ellen Koskinas	12,500	—
Nicholas L. Teti, Jr.	64,767	132,706
Jon T. Tremmel	15,937	19,063

(4)	The amount in this column represents the amounts payable to Mr. Teti in connection with his consulting agreement with the company effective June 1, 2009 and the associated option grant as discussed in more detail above under the heading “Director Compensation.” The full grant date fair value of the option grant was $314,346. The amount in this column includes both the full grant date fair value of the option grant and $267,611 for fees and expenses paid to Mr. Teti for consulting services rendered in 2009.

On February 10, 2010, we entered into a new consulting agreement with Mr. Teti, which was effective as of February 1, 2010. This new consulting agreement supersedes and replaces the June 1, 2009 consulting agreement. The details of the new agreement are described above under the heading “Director Compensation.”

(5)	Dr. Goldfischer requested that such amount be paid to Bay City Capital LLC, of which Dr. Goldfischer is an Investment Partner and Managing Director.

(6)	Mr. Klingenstein requested that such amount be paid to Aberdare Management Co., LLC, of which Mr. Klingenstein is a Managing Partner.

(7)	Ms. Koskinas requested that such amount be paid to InterWest Management Partners, of which Ms. Koskinas was a Partner during 2008. Ms. Koskinas resigned from the Board of Directors effective April 3, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Director Independence

Our Board of Directors reviews at least annually the independence of each director. During these reviews, our Board of Directors considers transactions and relationships between each director (and his or her immediate family and affiliates) and our company and its management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. This review is based primarily on responses of the directors to questions in a directors’ and officers’ questionnaire regarding employment, business, familial, compensation and other relationships with EnteroMedics and our management. In March 2010, our Board of Directors determined that no transactions or relationships existed that would disqualify any of our directors under NASDAQ Stock Market rules or require disclosure under SEC rules, with the exception of Mark B. Knudson, Ph.D., our President and Chief Executive Officer, because of his employment relationship with EnteroMedics, and Nicholas L. Teti, Jr., because of his consulting relationship with EnteroMedics beginning June 1, 2009. Based upon that finding, the Board determined that Drs. Evnin, Goldfischer and Harrison, Ms. Friedman and Messrs. Griffin, Klingenstein, and Tremmel are “independent” and the composition of our Board of Directors meets the requirements for independence under the NASDAQ Stock Market. Each of our Audit, Nominating and Governance and Compensation Committees is composed only of independent directors.

Director Qualifications and Selection Process

The Nominating and Governance Committee determines the required selection criteria and qualifications of director nominees based upon the needs of the company at the time nominees are considered. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of EnteroMedics’ stockholders. In evaluating a candidate for nomination as a director of the company, the Nominating and Governance Committee will consider criteria including business and financial expertise; experience in the medical device industry or other fields of scientific or medical endeavor; experience as a director of a public company; gender and ethnic diversity on the Board; and general criteria such as ethical standards, independent thought, practical wisdom and mature judgment. The Nominating and Governance Committee will consider these criteria for nominees identified by the committee, by stockholders, or through some other source. The Nominating and Governance Committee does not have a policy with regard to the consideration of diversity in identifying director nominees.

These general criteria are subject to modification and the Nominating and Governance Committee shall be able, in the exercise of its discretion, to deviate from these general criteria from time to time, as the committee may deem appropriate or as required by applicable laws and regulations.

The Nominating and Governance Committee will consider qualified candidates for possible nomination that are submitted by EnteroMedics’ stockholders. Stockholders wishing to make such a submission may do so by sending the following information to the Nominating and Governance Committee c/o Secretary at 2800 Patton Road, St. Paul, Minnesota 55113: (1) name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting stockholder’s current status as a stockholder and the number of shares currently held.

The Nominating and Governance Committee makes a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above and the company’s specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the company’s needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Governance Committee determines which nominee(s) to recommend to the Board to submit for election at the next annual meeting. The Nominating and Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

No candidates for director nominations were submitted to the Nominating and Governance Committee by any stockholder in connection with the 2010 annual meeting. Any stockholder desiring to present a nomination for consideration by the Board of Directors prior to our 2011 annual meeting must do so prior to February 5, 2011, in accordance with our bylaws, in order to provide adequate time to duly consider the nominee.

Board Leadership Structure

Our President and Chief Executive Officer, Dr. Knudson, also serves as the Chairman of the Board of Directors. The Board of Directors believes that this leadership structure is appropriate because Dr. Knudson founded EnteroMedics and has the most comprehensive institutional knowledge of any member of the Board of Directors and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. Dr. Knudson’s combined role also provides decisive leadership, ensures clear accountability and enhances the company’s ability to communicate its message and strategy clearly and consistently to our stockholders, employees, clinical investigators and investors, which is particularly important because we are still in the development phase. We do not have a lead independent director.

Each of the directors other than Dr. Knudson and Mr. Teti are independent and our Board believes that the independent directors provide effective oversight of management. Moreover, in addition to feedback provided during the course of Board meetings, the independent directors have regular executive sessions. Following an executive session, one of the independent directors acts as a liaison between the independent directors and the Chairman regarding any specific feedback or issues, provides the Chairman with input regarding agenda items for Board and Committee meetings and coordinates with the Chairman regarding information to be provided to the independent directors in performing their duties. Our Board believes that this approach appropriately and effectively complements the combined Chairman/President/Chief Executive Officer structure.

Our Board periodically evaluates whether the leadership structure of our Board continues to be optimal for the company and our stockholders. Although we believe that the combination of the Chairman and Chief Executive Officer roles is appropriate in our current circumstances, the Board has the flexibility to modify the Board leadership structure in the future if it determines that to be appropriate.

Board Meetings and Committees

The Board of Directors conducts its business through meetings of the Board and the following standing committees: Audit, Nominating and Governance, and Compensation. The standing committees regularly report on their activities and actions to the full Board. Each of the standing committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work. Each of the standing committees has adopted and operates under a written charter. These charters can be found on the Corporate Governance section of the Investors page on our website at www.enteromedics.com. Stockholders may request a free printed copy of any of these charters by contacting our Secretary at EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113.

The Board of Directors held eight meetings during fiscal year 2009. Each director attended at least 75% of the total meetings of the Board and Board committees on which the director served during the fiscal year.

The following table reflects the current membership of each Board committee.

Committee Membership

Name	Current Term Expiration	Audit	Nominating and Governance	Compensation*
Luke Evnin, Ph.D.	2012		✓	✓
Catherine Friedman	2010	Chair
Carl Goldfischer, M.D.	2011		Chair
Bobby I. Griffin	2012			✓
Donald C. Harrison, M.D.	2011	✓
Paul H. Klingenstein	2012	✓	✓
Mark B. Knudson, Ph.D.	2010
Nicholas L. Teti, Jr.	2010
Jon T. Tremmel	2011			Chair

*	Mr. Teti served as the Chair of our Compensation Committee until May 28, 2009 when he entered into his consulting agreement with EnteroMedics and resigned from the Compensation Committee. Following Mr. Teti’s resignation from the Compensation Committee, the Board of Directors appointed Mr. Tremmel as Chair and Mr. Griffin as a Member of the Compensation Committee.

Audit Committee

The Audit Committee is responsible for assisting the Board of Directors in monitoring the quality and integrity of our consolidated financial statements, our internal controls, our compliance with legal and regulatory requirements and the qualifications, performance and independence of our independent auditor. The Audit Committee has sole authority to retain and terminate the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. The Audit Committee reviews and discusses with management and the independent auditor the annual audited and quarterly consolidated financial statements (including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009), reviews the integrity of the financial reporting processes, both internal and external, reviews the qualifications, performance and independence of the independent auditor, and prepares the Audit Committee Report included in the proxy statement in accordance with the rules and regulations of the SEC. All of the Audit Committee members meet the existing independence and experience requirements of the NASDAQ Stock Market and the SEC. Our Board of Directors has identified Catherine Friedman, our Audit Committee Chair, as the audit committee’s financial expert under the rules of the SEC. The Audit Committee held four meetings during 2009. During the meetings, the Audit Committee met in private session with our independent auditor and alone in executive session without members of management present.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for assisting the Board by identifying individuals qualified to become Board members and recommending to the Board the nominees for election as directors at the next annual meeting of stockholders. The Nominating and Governance Committee also manages the performance review process for our current directors, recommends qualified members of the Board for membership on committees, conducts a preliminary assessment of the independence of all Board members, reviews the charters of all Board committees, reviews and evaluates succession plans for executive officers, reviews and makes recommendations to the Board regarding our corporate governance principles and processes and makes recommendations to the Board regarding any stockholder proposals. All of the Nominating and Governance Committee members meet the existing independence requirements of the NASDAQ Stock Market. The Nominating and Governance Committee held one meeting in 2009. During the meeting, the Nominating and Governance Committee held an executive session without members of management present.

Compensation Committee

The Compensation Committee is responsible for assisting the Board by overseeing the administration of our compensation programs and reviewing and approving the compensation paid to our executive officers. The Compensation Committee approves corporate goals related to the compensation of the Chief Executive Officer, evaluates the Chief Executive Officer’s performance and compensates the Chief Executive Officer based on this evaluation. All of the Compensation Committee members meet the existing independence requirements of the NASDAQ Stock Market. The Compensation Committee held five meetings in 2009. During the meetings, the Compensation Committee held an executive session without members of management present.

Executive Sessions of the Board

Our non-employee directors meet in executive session at each regular meeting of the Board without the Chief Executive Officer or any other member of management present.

Attendance at the Annual Meeting

Our Board of Directors encourages each of its members to attend the annual meeting of stockholders. Four of the directors who were serving at the time of the 2009 annual meeting attended that meeting.

Code of Business Conduct and Ethics

We have adopted the EnteroMedics Inc. Code of Business Conduct and Ethics, which applies to all of our employees, officers and directors. The Code of Business Conduct and Ethics includes particular provisions applicable to our senior financial management, which includes our Chief Executive Officer, Chief Financial Officer, Controller and other employees performing similar functions. A copy of our Code of Business Conduct and Ethics is available on the Corporate Governance section of the Investors page on our website at www.enteromedics.com. We intend to post on our website any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to any director or officer, including our principal executive officer, principal financial officer, principal accounting officer, controller and other persons performing similar functions, promptly following the date of such amendment or waiver.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. None of the current members of the Compensation Committee of our Board has ever been one of our employees.

Board’s Role in Risk Oversight

Our management has responsibility for managing day-to-day risk and for bringing the most material risks facing the company to the Board’s attention. The Board takes an active role in risk oversight related to the company both as a full Board and through its Committees. To facilitate the Board’s risk oversight responsibility, management provides the Board with information about its identification, assessment and management of critical risks and its risk mitigation strategies. This information is communicated to our Board and Committees at regular and special meetings, through reports, presentations and discussions with key management personnel and representatives of outside advisors, such as our independent auditors, as appropriate. These matters are further discussed by the Board and Committees in executive sessions without the presence of management. The primary areas of risk oversight that our Board and Committees are responsible for are summarized below:

Board/Committee	Primary Areas of Risk Oversight
Full Board	Strategic, financial and execution risks and exposures associated with the annual capital plan and strategic plans (including capital allocation); litigation and regulatory exposures; other current matters that may present material risk to our operations, plans, prospects or reputation; senior management succession planning.

Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Compensation Committee	Risks and exposures associated with leadership assessment, management succession planning and executive compensation programs and arrangements, including incentive plans.

Nominating and Governance Committee	Risks and exposures associated with corporate governance, legal compliance and director succession planning.

Review of Related Person Transactions

In accordance with its written charter, our Audit Committee is responsible for reviewing all related party transactions as they are presented, and the approval of the Audit Committee will be required for all such transactions. The term “related party transactions” refers to transactions required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K. In considering related party transactions, our Audit Committee is guided by its fiduciary duty to our stockholders. Our Audit Committee does not have any written or oral policies or procedures regarding the review, approval and ratification of transactions with related parties. Additionally, each of our directors and executive officers are required to annually complete a directors’ and officers’ questionnaire that elicits information about related party transactions. Our Nominating and Governance Committee and Board of Directors annually review all transactions and relationships disclosed in the director and officer questionnaires, and the Board makes a formal determination regarding each director’s independence.

We describe below transactions and series of similar transactions that have occurred during our last fiscal year to which we were a party or a party in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Consulting Agreement

On June 1, 2009, we entered into a consulting agreement with Mr. Teti who is a member of our Board of Directors. On February 10, 2010, we entered into a new consulting agreement with Mr. Teti, which was effective as of February 1, 2010. This new consulting agreement supersedes and replaces the June 1, 2009 consulting agreement. The details of the consulting agreements are described above under the heading “Director Compensation.”

Private Placement

The following officers, directors and principal stockholders, each purchased shares of common stock and warrants in our private placement on February 24, 2009 at a price of $1.15 per share and $0.125 per share, respectively. The shares purchased, together with the proceeds, before expenses to the company, are shown in the table below:

Beneficial Owner	Shares Purchased	Warrants Purchased	Net Proceeds, before expenses, to the Company
MPM Capital	1,765,499	882,750	$2,140,669
Bay City Capital	1,649,485	824,742	$2,000,000
Aberdare Ventures	1,237,113	618,557	$1,500,000
InterWest Partners	678,402	339,201	$822,563
Bobby I. Griffin	206,186	103,093	$250,000
Mark B. Knudson, Ph.D.	65,979	32,990	$80,000
Greg S. Lea	16,495	8,247	$20,000

Luke Evnin, Ph.D. is one of our directors and is a member of MPM BioVentures III LLC and a manager of MPM Asset Management Investors 2002 BVIII LLC. Carl Goldfischer, M.D. is one of our directors and is a managing director of Bay City Capital LLC. Paul H. Klingenstein is one of our directors and is a managing partner of the Aberdare Funds. Ellen Koskinas served as one of our directors until her resignation, effective April 3, 2009, and was a venture member of InterWest Management Partners IX, LLC. Bobby I. Griffin is one of directors. Mark B. Knudson, Ph.D. is our President, Chief Executive Officer and Chairman of the Board. Greg S. Lea is our Senior Vice President and Chief Financial Officer.

Indemnification Agreements

Upon the closing of our initial public offering on November 20, 2007, we entered into indemnification agreements with each of our directors and executive officers. We also entered into an indemnification agreement with Mr. Tremmel after his appointment to our Board of Directors. Each indemnification agreement provides that we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director, officer, employee or agent, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. If the claim is brought by us or on our behalf, we will not be obligated to indemnify the director or executive officer if he or she is found liable to us, unless the court determines that, despite the adjudication of liability, in view of all the circumstances of the case the director is fairly and reasonably entitled to indemnity. In the event that we do not assume the defense of a claim against our director or executive officer, we are required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us.

EXECUTIVE OFFICERS

Name	Age	Position
Mark B. Knudson, Ph.D.	61	President, Chief Executive Officer, Chairman and Director
Greg S. Lea	57	Senior Vice President and Chief Financial Officer
Adrianus (Jos) Donders	56	Senior Vice President of Operations
Daniel L. Cohen	51	Senior Vice President of Government Relations and Health Policy
Katherine S. Tweden, Ph.D.	49	Vice President of Research and Clinical

Mark B. Knudson, Ph.D., has served as our President, Chief Executive Officer and Chairman of the Board since December 2002. Dr. Knudson also served as President and Chief Executive Officer of Venturi Group, LLC and Venturi Development, Inc., positions he held from 1999 and 2001 until their dissolutions in 2008 and 2009, respectively. Dr. Knudson served as Chairman of the Board of Restore Medical, Inc., a publicly-held medical device company focused on the treatment of sleep disordered breathing, from 1999 through July 2008 when it was acquired by Medtronic, Inc. Dr. Knudson was also a member of the audit committee of Restore Medical. Dr. Knudson received a Bachelor of Science in biology from Pacific Lutheran University and a Ph.D. in physiology from Washington State University.

Greg S. Lea, has served as our Senior Vice President and Chief Financial Officer since May 21, 2007. Prior to joining us, Mr. Lea served as Chief Financial Officer of Pemstar Inc. from July 2002 through January 2007 when it was acquired by Benchmark Electronics, Inc. Mr. Lea also served as a director of Pemstar from April 2001 through January 2007 and held the position of Corporate Controller from April 2002 through July 2002. From 1993 to April 2002, Mr. Lea served as a corporate Vice President for Jostens Corporation, a commemorative and affiliation products manufacturer, serving most recently as corporate Vice President-Business Ventures. Prior to that, Mr. Lea held several financial management and administrative positions at IBM Corporation from 1974 to 1993 and was President and a director of the Ability Building Center, Inc. from 1981 to 1993. Mr. Lea holds a Bachelor of Science in Accounting/Business Management from Minnesota State University, Mankato.

Adrianus (Jos) Donders, has served as our Senior Vice President of Operations since April 2005. From September 2003 to April 2005, Mr. Donders was Director Communication Systems Engineering for Medtronic USA. From June 2000 to August 2003, Mr. Donders served as Director Clinical Study Management and Research and Development Europe for Medtronic Europe. Mr. Donders received a degree equivalent to a Masters of Electrical Engineering from the Institute of Technology Eindhoven Netherlands.

Daniel L. Cohen, has served as our Senior Vice President of Government Relations and Health Policy since September 2009. Mr. Cohen worked as a consultant for the company from March 2009 to September 2009. Prior to joining EnteroMedics, Mr. Cohen served as Senior Vice President for Government Relations and Public Policy with US Oncology. He also served as a consultant with Inamed Corporation, a division of the Allergan Corporation, from 2001 to 2003, when he joined the company as Vice President Global, Corporate and Government Affairs, and again after the Allergan acquisition in 2006 through 2008. Mr. Cohen has experience as a Principal in a full-service government affairs firm, has served on the American Israel Public Affairs Committee (AIPAC), held staff positions with Members of the U.S. House of Representatives and managed political campaigns of all levels. Mr. Cohen holds a Master of Arts in Liberal Studies/International Affairs from Georgetown University and a Bachelor of Science Degree from Willamette University.

Katherine S. Tweden, Ph.D., has served as our Vice President of Research since January 2003 and Vice President of Clinical since September 2008. From November 2002 to January 2003, Dr. Tweden was a consultant to Venturi Group, a medical device incubator company. From January 2003 through August 2004, Dr. Tweden worked for Venturi Development Inc. as a consultant to us. From July 1997 to October 2002, Dr. Tweden held positions including Director of Research and Vice President of Research for HeartStent Corporation. From September 1990 to June 1997, Dr. Tweden held the positions of Senior Research Scientist and Principal Research Scientist at St Jude Medical, Inc. Dr. Tweden received a Bachelor of Arts in chemistry from Gustavus Adolphus College and a Masters degree and Ph.D. in biomedical engineering from Iowa State University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation policies and programs for our named executive officers, who consist of our Chief Executive Officer, our Chief Financial Officer, and our three next most highly paid executive officers as determined under the rules of the SEC.

Compensation Determination Process

Commencing April 27, 2007, our Board of Directors appointed independent directors to the Compensation Committee, formally adopted a charter outlining the responsibilities of the committee and granted the committee the authority to oversee our compensation programs. The Compensation Committee reviews and approves the compensation programs and all forms of compensation for our Chief Executive Officer and recommends for approval by our Board of Directors the compensation programs and all forms of compensation for our other executive officers. The Chief Executive Officer’s compensation package is set by the Compensation Committee in its sole discretion. Although our Chief Executive Officer does not make a recommendation as to his own compensation, he may respond to the Compensation Committee’s proposal for his compensation, which the Compensation Committee may, but is not required to, consider. The Chief Executive Officer is also permitted to make compensation recommendations for the other executive officers, which the Compensation Committee may, but is not required to, consider. In addition, the Chief Executive Officer may participate as an observer at the Compensation Committee’s meetings when the committee invites him to attend its meetings. Other than these rights granted to the Chief Executive Officer, management does not participate in the determination of the amount or form of executive compensation.

Commencing in 2007, the Compensation Committee adopted a practice of reviewing each element of total compensation on an annual basis in the first half of the year in connection with the review of our annual performance. In 2008, the Compensation Committee asked our Chief Financial Officer to analyze the base salaries, percentage equity ownership and percentage cash incentives paid to our executive officers at the level of vice president and above against the compensation awarded to such officers at comparable companies. The comparable companies were selected by our Chief Financial Officer and consisted of medical device companies that were publicly-traded, comparably-sized and located in the same geographical area. In addition the peer group of selected companies was compared to three national third-party surveys: (1) Top Five Data Services, 2006 MEDIC Executive Compensation Survey; (2) Compstudy, a joint E&Y / Harvard study; and (3) The Management Association of Illinois’ 2007 National Executive Compensation Survey. The Chief Financial Officer presented the results of this analysis and his findings with respect to the competitiveness of the elements of our compensation program to the Compensation Committee. In 2009, the Compensation Committee did not ask for an updated detailed compensation review nor did it recommend to the Board of Directors any adjustments to our executive officers’ base salaries or the Management Incentive Plan as they determined that the compensation packages were appropriate and reflective of the economic situation. On three separate occasions during 2009, the Compensation Committee and Board of Directors approved the granting of stock options to our executive officers as a means of continuing to provide long-term incentives to motivate and retain our executive officers. In 2010, the Compensation Committee asked to look at current compensation packages being paid to our executive officers compared to the analysis prepared in 2008. After reviewing the analysis prepared by our Chief Financial Officer, the Compensation Committee approved base salary increases of 6.0% and 4.5% to Mr. Lea and Dr. Tweden, respectively. There were no additional changes recommended or approved to the compensation packages of our executive officers.

The Compensation Committee has the authority to use outside compensation consultants to assist it in analyzing our compensation programs and determining appropriate levels of compensation and benefits or to retain outside counsel and other advisors to assist it in the performance of its functions. The decision to retain consultants and, if so, which consultants to retain, is made solely by the Compensation Committee. The Compensation Committee has not used the services of a compensation consultant to date; however, it will continue to consider the need to retain a compensation consultant in connection with each annual review of compensation.

Compensation Philosophy and Components

We are committed to attracting, hiring and retaining an experienced management team. Our fundamental executive compensation philosophy is to provide executive officers with compensation we believe to be comparable with similarly situated executives in other companies of similar size and stage of development operating in the medical device industry, taking into account our relative performance and our own strategic goals. Our objective is to have each executive officer’s total compensation be contingent upon both our overall company performance and each executive officer’s individual performance. To achieve this objective, our Compensation Committee has maintained and expects to continue to implement and maintain compensation programs that tie a portion of the executives’ overall compensation to key strategic, financial and operational goals, such as clinical trial progress, continued research and development, continued establishment of intellectual property and implementation of appropriate financing strategies, while also recognizing not only individual executive responsibilities and breadth of experience but also competitive market compensation paid by other companies for similar positions. Accordingly, the compensation package for each executive officer is comprised of three elements: (i) a base salary that reflects individual responsibilities and experience and is intended to be competitive in the context of base salaries paid by comparable companies for similar positions; (ii) cash incentive payments under our Management Incentive Plan that are contingent upon our achievement of specific pre-determined performance objectives as communicated to the executives following their determination by the Compensation Committee and the Board of Directors on an annual basis, thereby making such objectives vary from year to year; and (iii) stock-based incentive awards, which reward long-term performance and align the mutuality of interests between our executive officers and our stockholders.

Base Salary

Base salaries are designed to provide recurring compensation for the fulfillment of the duties and responsibilities associated with job roles, and are paid in cash on a semi-monthly basis. The base salaries for our executive officers are structured to be market-competitive and to attract and retain these key employees. An executive’s base salary is also determined by reviewing the executive’s other compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy. In 2009, the Compensation Committee reviewed each individual’s experience, each individual’s performance during the prior year and the base salaries paid to our executive officers at the level of vice president and above in 2008. Based on this review and after considering the current economic environment, the Compensation Committee did not recommend adjustments to any of the named executive officers for 2009. Mr. Cohen commenced employment on September 21, 2009 and the Compensation Committee approved a base salary commensurate with his experience, market conditions and other senior level officers of the Company. On February 18, 2010 the Compensation Committee reviewed each individual’s experience, each individual’s performance during the prior year and the base salaries paid to our executive officers at the level of vice president and above in 2009 against the base salaries paid to such officers at comparable companies selected as part of a survey prepared by our Chief Financial Officer in 2008 at the request of the committee. Based on this review, the Compensation Committee approved increases of 6.0% and 4.5% to Mr. Lea and Dr. Tweden, respectively, effective March 1, 2010. The committee did not recommend any other adjustments to executive officers’ base salaries for 2010.

We have also entered into executive employment agreements and amendments to the agreements with Drs. Knudson and Tweden and Messrs. Lea and Donders that establish certain guaranteed minimum base salary and incentive compensation thresholds and provide other benefits described in more detail below under the heading “Executive Employment Agreements and Severance Benefits.” The base salaries recommended by the Compensation Committee and approved by the Board for Drs. Knudson and Tweden and Messrs. Lea and Donders have been consistent with these agreements since they were executed.

The Compensation Committee may adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive’s role or responsibilities. In 2009, no such adjustments were made.

Annual Cash Incentives

Our Management Incentive Plan is designed to provide executive officers with annual incentive compensation based on the achievement of certain pre-established performance objectives. By utilizing a combination of objective and subjective performance factors critical to our success, this program incentivizes our executive officers to achieve results that benefit them and the company. The objectives are established and measured on an annual basis to better align personal objectives with the direction and objectives of the company. In 2009, the performance objectives were recommended by the Compensation Committee and approved by the Board of Directors. The Compensation Committee and the Board of Directors assign “Target” objectives to each performance measure to determine payouts. With respect to our Chief Executive Officer, the Compensation Committee reviews and approves corporate goals and target objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and determines and approves the Chief Executive Officer’s compensation based on this evaluation. If targets are not met, the Compensation Committee and the Board of Directors have the discretion to consider the extent to which the targets were met in awarding bonuses, if any. In addition, the Compensation Committee may modify or re-weight the objectives during the course of the fiscal year, if necessary, to reflect changes in our business plan. To date, the Compensation Committee has not made any mid-year modifications to the objectives.

Under the terms of the Management Incentive Plan, if participants achieve the designated “Base Plan” objectives, they are entitled to receive a bonus equal to a “Base Plan” percentage of their base salary for the year. In addition, to the “Base Plan” bonus amount, participants are also eligible to receive an additional bonus equal to the designated “Incremental Plan” percentage of their base salary if certain additional “Incremental Plan” objectives are achieved. The bonus percentages that may be paid to the named executive officers under the 2009 “Base Plan” and “Incremental Plan” are set forth in the table below:

Title	“Base Plan” (bonus as percentage of salary)	“Incremental Plan” (bonus as percentage of salary)	Maximum Bonus (as a percentage of salary)
President and CEO	40%	10%	50%
Chief Financial Officer	32%	8%	40%
Senior Vice President	32%	8%	40%
Vice President	24%	6%	30%

The Compensation Committee’s decision to include “Base Plan” and “Incremental Plan” bonuses and performance objectives in conjunction with bonus award percentages that may be earned by the named executive officers was based on its determination that such an incentive plan is necessary to strategically align the company’s compensation with that of similarly positioned publicly-traded medical device companies and to increase the company’s ability to attract and retain talented executive management. Additionally, the “Incremental Plan” objectives were designed as an extension of certain “Base Plan” objectives in order to provide additional incentive for achievement.

The Management Incentive Plan includes corporate and individual performance goals for all participants, except the Chief Executive Officer, whose bonus is based entirely on corporate objectives. The weighting of the corporate to individual performance goals for the named executive officers under the Management Incentive Plan is set forth in the table below:

Title	Corporate Objective Weighting	Individual Objective Weighting
President and CEO	100%	0%
Chief Financial Officer	90%	10%
Senior Vice President	80%	20%
Vice President	75%	25%

These percentages were weighted based upon the Compensation Committee’s determination that the achievement of the company’s strategic corporate goals was a more meaningful measure of performance for senior executive officers than the achievement of individual goals and that such weighting yielded an incentive that was most beneficial to the company’s overall performance.

At its February 4, 2009 meeting, the Compensation Committee established the “Base Plan,” “Incremental Plan” and individual performance objectives for the 2009 bonus awards under the Management Incentive Plan. The 2009 “Base Plan” corporate objectives consisted of: (1) the achievement of certain results for the company’s U.S. pivotal trial of the Maestro System, the EMPOWER trial, including the submission of the company’s premarket approval (“PMA”) application for the Maestro System in fiscal 2009, (2) publication of certain sub-study results relating to type 2 diabetes and hypertension in the company’s VBLOC-RF2 feasibility study in 2009, (3) establishment of certain sales and marketing objectives, (4) the achievement of the fiscal 2009 capital plan, and (5) the achievement of certain approvals necessary for future clinical trials. The 2009 “Incremental Plan” corporate objectives consisted of: (1) the achievement of objectives for the release of certain EMPOWER clinical trial data, (2) the achievement of the secondary endpoint for excess weight loss measured from implant in the EMPOWER trial, and (3) submission of certain PMA modules at plan submission dates.

At its November 9, 2009 meeting, the Compensation Committee reviewed the achievement of the corporate and individual objectives in awarding bonuses under the Management Incentive Plan, and concluded that 25% of the 2009 “Base Plan” corporate performance objectives and 33.3% of the 2009 “Incremental Plan” corporate objectives had been met for all of the named executive officers. Additionally, our Chief Executive Officer, as authorized by the Compensation Committee, concluded that on average 50% of the individual performance objectives for the Chief Financial Officer, Senior Vice President and Vice President were achieved. The Compensation Committee also factored into this assessment the fact that Mr. Cohen’s bonus was to be prorated 53.55% based on his time served as a consultant and employee of the company. Based on these assessments, the Compensation Committee recommended and the Board of Directors approved 2009 bonus awards of $44,933, $32,471, $22,984, $18,416 and $28,560 for Dr. Knudson, Mr. Lea, Mr. Donders, Mr. Cohen and Dr. Tweden, respectively. These bonus awards were paid to the named executive officers in November 2009.

In the first quarter of 2010, the individual performance objectives under the Management Incentive Plan were set separately and specifically for each participating executive officer by the Chief Executive Officer. With respect to the corporate performance component, on February 4, 2010, the Compensation Committee established objectives for both the “Base Plan” and the “Incremental Plan.” The “Base Plan” corporate performance objectives established by the Compensation Committee for fiscal year 2010 consist of: (1) the achievement of certain milestones in 2010 with respect to the company’s proposed U.S. pivotal trial of the Maestro System using the RC2 device, including submission of the IDE application for the trial, approval of the IDE application by the U.S. Food and Drug Administration (“FDA”) and initiation of implants for the trial, (2) publication in 2010 of 12-month data for sub-study results relating to type 2 diabetes and hypertension in the company’s VBLOC-RC2 feasibility study, (3) the development of a strategic financing plan for the company, and (4) the achievement of the fiscal 2010 capital plan. The “Incremental Plan” corporate performance objectives for fiscal year 2009 consist of: (1) obtaining the capital necessary to finance the company into 2011, (2) receipt of IDE approval from the FDA for the U.S. pivotal trial of the Maestro System, and (3) initiation of implants for this trial assuming receipt of FDA’s approval of the IDE. The “Incremental Plan” objectives are designed as an extension of certain “Base Plan” objectives in order to provide additional incentive for achievement. In the event that some, but not all, of the “Base Plan” or “Incremental Plan” corporate goals are achieved, the Compensation Committee, in its discretion, may determine to award partial or full payment of annual cash incentive compensation.

Long-Term Incentives

Our 2003 Stock Incentive Plan allows us the opportunity to grant stock options, restricted stock and other equity-based awards. Currently, long-term incentives are awarded to our executive officers through the grant of stock options. Our stock option grants are designed to align the long-term interests of each executive officer with those of our stockholders by providing executive officers with an incentive to manage our business from the perspective of an owner with an equity stake in the business. The Compensation Committee and the Board of Directors have used stock options, rather than other forms of long-term incentives, because they create value for executive officers only if stockholder value is increased through an increased share price. In general, we view stock option grants as incentives for future performance and not as compensation for past accomplishments. We also believe that equity awards reward continued employment by an executive officer, with an associated benefit to us of employee continuity and retention. Since our initial public offering and the commencement of the trading of our common stock on the NASDAQ Stock Market on November 15, 2007, the exercise price of stock options awarded by the Compensation Committee has been and will continue to be the closing sales price of our common stock on the date of grant.

Executive officers are granted stock options at the time they commence their employment with us. New hire grants occur at regularly scheduled Board meetings. Executive officers are also eligible for annual grants thereafter, which are expected to occur at the first regularly scheduled Board meeting of each fiscal year. Stock options granted to our executive officers at the time of hire generally vest twenty-five percent on the first anniversary of the date of hire and then 1/36th per month for 36 months thereafter and expire ten years after the date of grant subject to earlier termination in the event of a termination of employment. The vesting of additional stock options issued to our executive officers is at the discretion of our Compensation Committee and the Board of Directors and may be in accordance with this schedule or may be monthly over different periods of time or may have a component of immediate vesting or may be tied to specified performance milestones. Stock option grants are made with an exercise price equal to the fair market value of our common stock on the date of grant. Prior to May 1, 2006, the grant date was the same as an employee’s hire date, the date an agreement was entered into with a consultant or the date the Board of Directors approved the option grant. Since May 1, 2006, the stock option grant date has consistently been the day the Compensation Committee or the Board of Directors approves the option grant.

The Compensation Committee and the Board of Directors do not award stock options according to a prescribed formula or target, although they review equity data from comparable companies to inform their decisions. In determining the number of stock options granted to executive officers, individual responsibilities and experience, as well as contributions and achievements are considered, and, in appropriate circumstances, the Compensation Committee considers the recommendations of the Chief Executive Officer. The objectives utilized to assess individual contributions and achievements vary depending on the individual executive, but relate generally to strategic factors such as clinical trial progress and enrollment, research and development, continued establishment of intellectual property and implementation of appropriate financing strategies. While the Chief Executive Officer may provide recommendations to the Compensation Committee regarding the number of stock option grants awarded to other executive officers from time to time, he does not make a recommendation as to his stock options. Although our Chief Executive Officer may respond to the Compensation Committee’s proposal regarding whether and the amount of stock options he should be granted, to date he has not done so and has accepted the initial proposal of the Compensation Committee. Beginning in 2007, a review of each component of the executive’s compensation is conducted when determining annual equity awards to ensure that an executive’s total compensation is in line with our overall compensation philosophy.

On February 4, 2009, the Compensation Committee approved stock option grants of 272,730, 99,610, 66,960 and 13,200 shares for Dr. Knudson, Mr. Lea, Mr. Donders and Dr. Tweden, respectively, that vest 1/48th per month for 48 months. On June 22, 2009, the Compensation Committee approved stock option grants of 363,400, 105,100, 42,100 and 147,000 shares for Dr. Knudson, Mr. Lea, Mr. Donders and Dr. Tweden, respectively, that vest 1/48th per month for 48 months. On November 9, 2009, the Compensation Committee approved stock option grants of 125,000, 100,000, 70,000, 100,000 and 100,000 shares for Dr. Knudson, Mr. Lea, Mr. Donders, Mr. Cohen and Dr. Tweden, respectively, to be granted on November 18, 2009 with a vesting schedule such that 25% vested immediately and 75% will vest on November 15, 2010. All of these amounts were determined by the Compensation Committee without a recommendation by management, including the Chief Executive Officer, and were based on the Compensation Committee’s subjective determination that additional stock option grants to such individuals were appropriate. The relative size of the grants reflected the Compensation Committee’s subjective assessment of the relative contributions of such individuals, taking into consideration the option grants previously made to such individuals and the consensus of the Compensation Committee regarding the appropriate levels of equity incentives for individuals with such responsibilities, professional expertise and experience. The additional stock option grants in 2009 were in response to current economic conditions and the Compensation Committee’s desire to motivate and retain key executive officers after not providing adjustments to base salaries in 2009. On May 28, 2009 and September 21, 2009 the Board of Directors approved stock option grants of 25,000 and 250,000 shares, respectively, for Mr. Cohen. The 25,000 shares were granted pursuant to a consulting agreement entered into on March 1, 2009 and amended on June 1, 2009 and the 250,000 shares were granted on the commencement of his employment with EnteroMedics on September 21, 2009.

Other Compensation

We provide our executive officers with benefits, including health insurance, life and disability insurance and dental insurance, that we believe are reasonable, competitive and consistent with our overall executive compensation program in order to attract and retain talented executives. Specifically, we fund the executive’s Flex Spending Accounts and we pay 100% of the health and dental insurance premium costs for the families of our executive officers. The Compensation Committee periodically reviews the levels of benefits provided to executive officers.

We provide a 401(k) retirement savings plan in which all full-time employees, including the executive officers, may participate. Eligible employees may elect to reduce their current compensation by an amount no greater than the statutorily prescribed annual limit and may have that amount contributed to the 401(k) plan. Participation of the executive officers is on the same terms as any other participant in the plan. Matching contributions may be made by us to the 401(k) plan at the discretion of our Board of Directors. To date, we have not made any matching contributions to the 401(k) plan.

Executive Employment Agreements and Severance Benefits

We have entered into executive employment agreements with Drs. Knudson and Tweden and Messrs. Lea and Donders. These agreements establish a specified minimum base compensation and a maximum percentage of annual incentive compensation that may be earned as a bonus by each of these executive officers in a given year. On April 3, 2008, in connection with the approval of the bonus award percentages for 2008 under the Management Incentive Plan, the company formally waived the maximum annual incentive compensation percentages set forth in these agreements in order to permit the maximum potential cash bonus awards under the Management Incentive Plan. On May 4, 2009, we entered into an amended and restated executive employment agreement with Dr. Knudson, which amended the prior executive employment agreement entered into on June 22, 2005. These agreements also provide for the payment of severance benefits upon certain termination events with Drs. Knudson and Tweden and Messrs. Lea and Donders and for the right to certain benefits upon a change in control of EnteroMedics. The purpose of these agreements is to attract and retain high caliber executive officers, recognizing that termination and change in control protections are commonly provided at comparable companies with which we compete for executive talent. In addition, the Compensation Committee believes change in control protections enhance the impartiality and objectivity of the executive officers in the event of a change in control transaction and better ensure that stockholder interests are protected. A more complete description of the executive employment agreements, as amended, is found in the sections entitled “Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Compliance with Internal Revenue Code Section 162(m)

As a result of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), we are not allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any one year. This limitation applies to all compensation paid to the covered executive officers which is not considered to be performance-based. Compensation which qualifies as performance-based compensation does not have to be taken into account for purposes of this limitation.

Section 162(m) of the Code did not affect the deductibility of compensation paid to our executive officers in 2007, 2008 and 2009 and it is anticipated it will not affect the deductibility of such compensation expected to be paid in the foreseeable future. The Compensation Committee will continue to monitor this matter and may propose additional changes to the executive compensation program if warranted.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Compensation Committee of the Board of Directors of EnteroMedics

Jon T. Tremmel, Chair	Luke Evnin, Ph.D.
Bobby I. Griffin

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers during our fiscal years ended December 31, 2009, 2008 and 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-equity Incentive Plan Compen- sation ($)(3)	All Other Compen- sation ($)(4)	Total ($)
Mark B. Knudson, Ph.D.	2009	$337,000	$—	$1,366,881	$44,933	$4,466	$1,753,280
President and Chief Executive Officer	2008 2007	335,065 308,025	— —	2,261,145 790,715	155,445 74,880	5,341 4,737	2,756,996 1,178,357

Greg S. Lea(5)	2009	248,500	—	443,677	32,471	4,466	729,114
Senior Vice President and Chief Financial Officer	2008 2007	248,357 151,398	— —	341,622 695,984	91,699 30,205	4,602 2,441	686,280 880,028

Adrianus (Jos) Donders Senior Vice President of Operations	2009 2008 2007	253,500 252,890 241,292	— — —	214,709 570,892 171,897	22,984 93,544 48,880	5,638 5,216 5,481	496,831 922,542 467,550

Daniel L. Cohen(6)	2009	69,723	—	1,104,987	18,416	88,825	1,281,951
Senior Vice President of Government Relations and Health Policy

Katherine S. Tweden, Ph.D. Vice President of Research and Clinical	2009 2008 2007	240,000 221,273 205,392	— — —	496,959 112,984 34,382	28,560 61,601 34,320	6,263 5,471 5,205	771,782 401,329 279,299

(1)	Under current reporting rules, only discretionary or guaranteed bonuses are disclosed in this column.

(2)	The amount in this column represents the grant date fair value based on the Black-Scholes model of option valuation, as prescribed by GAAP. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 11 to our consolidated financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K, excluding the impact of forfeitures. Mr. Cohen’s amount also includes the grant date fair value of $52,391 for 25,000 stock options granted pursuant to the terms of his consulting agreement effective June 1, 2009.

(3)	Represents bonuses earned under our Management Incentive Plan. All of our executive officers participate in the Management Incentive Plan. The details of the Management Incentive Plan are discussed further above under the heading “Compensation Discussion and Analysis.”

(4)	The amounts in this column include company contributions to each executive officer’s Flex Spending Account (“FSA”) and premiums paid by the company for health care and dental coverage for the dependents of each of our executive officers. With respect to the FSA spending contribution, the maximum contribution amount is included regardless of actual amounts used by the executives. With respect to the dependent health care and dental coverage, the amounts only include the 20% additional coverage paid by the company for executive officers as the company covers 80% of this expense for all employees. In addition, Mr. Cohen’s amount includes a total of $87,290 in consulting and expense payments made in 2009 pursuant to a consulting agreement entered into on March 1, 2009 and amended on June 1, 2009. The consulting agreement with Mr. Cohen was terminated on September 21, 2009 upon the commencement of Mr. Cohen’s employment with EnteroMedics.

(5)	Mr. Lea joined the company on May 21, 2007.

(6)	Mr. Cohen joined the company on September 21, 2009.

Grants of Plan-Based Awards

The table below sets forth information regarding all plan-based awards granted to our named executive officers during fiscal year 2009.

Grants of Plan-Based Awards

		Estimated future payouts under non-equity incentive plan awards(1)			All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of option awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Mark B. Knudson, Ph.D.	2/4/09	$—	$134,800	$168,500	272,730	$1.10	$225,081
	6/22/09	—	—	—	363,400	3.70	1,080,627
	11/18/09	—	—	—	125,000	0.63	61,173

Greg S. Lea	2/4/09	—	79,520	99,400	99,610	1.10	82,207
	6/22/09	—	—	—	105,100	3.70	312,531
	11/18/09	—	—	—	100,000	0.63	48,938

Adrianus (Jos) Donders	2/4/09	—	81,120	101,400	66,960	1.10	55,261
	6/22/09	—	—	—	42,100	3.70	125,191
	11/18/09	—	—	—	70,000	0.63	34,257

Daniel L. Cohen(3)	5/28/09	—	—	—	25,000	2.30	52,391
	9/21/09	—	42,498	53,122	250,000	5.06	1,003,658
	11/18/09	—	—	—	100,000	0.63	48,938

Katherine S. Tweden, Ph.D.	2/4/09	—	57,600	72,000	13,200	1.10	10,894
	6/22/09	—	—	—	147,000	3.70	437,128
	11/18/09	—	—	—	100,000	0.63	48,938

(1)	Represents bonuses earned under our Management Incentive Plan. The target bonus for each executive officer is a percentage of the respective base salary for the executive officer. Under the Management Incentive Plan for 2009, Dr. Knudson could have earned a bonus up to 50% of his base salary with a target of 40% of his base salary. Messrs. Lea and Donders could have earned a bonus up to 40% of their respective base salary with a target of 32% of their respective base salaries. Dr. Tweden could have earned a bonus up to 30% of her base salary with a target of 24% of her base salary. Under the Management Incentive Plan, there are no guaranteed minimum payouts. In other words, the minimum level of payout or the threshold level is zero. While the Management Incentive Plan allows for payouts at less than the target level, all such payments are made at the sole discretion of the Compensation Committee and the Board of Directors. The bonus awards are reviewed by the Compensation Committee and, upon the recommendation of the Compensation Committee, approved by the Board of Directors. The actual awards earned by the named executive officers in fiscal 2009 are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table and are discussed further above under the heading “Compensation Discussion and Analysis.”

(2)	The amounts shown represent the grant date fair value based on the Black-Scholes model of option valuation, as prescribed by GAAP. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 11 to our consolidated financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K, excluding the impact of forfeitures.

(3)

Mr. Cohen entered into a consulting agreement with the company effective March 1, 2009 that was subsequently amended effective June 1, 2009. Pursuant to such consulting agreement, Mr. Cohen was granted 25,000 options on May 28, 2009. Mr. Cohen joined the company as an employee on

September 21, 2009 and at such time became eligible to earn a bonus under our Management Incentive Plan. Mr. Cohen could have earned a bonus up to 40% of his respective base salary with a target of 32% of his respective base salary. The bonus Mr. Cohen could have earned was to be prorated 53.55% for 2009 based on both his time served as a consultant and as an employee.

Employment Agreements

Executive Employment Agreement with Mark B. Knudson

On May 4, 2009, we entered into an amended and restated executive employment agreement with Dr. Knudson, our President and Chief Executive Officer, which amended the prior executive employment agreement entered into on June 22, 2005. The agreement has an initial term of two years and automatically renews for successive one year terms unless either party delivers written notice 90 days prior to the expiration of the current term or unless it is earlier terminated as described below. Pursuant to the agreement, Dr. Knudson is entitled to a base salary of not less than $300,000, or a higher annual rate if approved by the Board of Directors, and to cash and equity awards pursuant to our incentive compensation plan, contingent on Dr. Knudson meeting certain annual objectives agreed to by him and the Compensation Committee. The agreement establishes that the target amount of Dr. Knudson’s annual incentive compensation may not be less than 30% of his base salary for that year. Dr. Knudson’s executive employment agreement also provides for the receipt of certain benefits upon the occurrence of particular termination events or a change in control. See the section entitled “Potential Payments Upon Termination or Change in Control” for a more detailed discussion of these benefits. In addition, Dr. Knudson’s agreement includes a non-disclosure and assignment provision and non-competition, non-solicitation and no recruitment commitments each lasting for a period of one year following termination.

Executive Employment Agreements with Greg S. Lea, Adrianus (Jos) Donders and Katherine Tweden

In 2007 and 2008, we also entered into executive employment agreements with Mr. Lea, our Senior Vice President and Chief Financial Officer, Mr. Donders, our Senior Vice President of Operations and Dr. Tweden, our Vice President of Research and Clinical. These agreements have an initial term of one year and automatically renew for successive one year terms unless either party delivers written notice 90 days prior to the expiration of the current term or unless it is earlier terminated as described below. Pursuant to these agreements, these executive officers are entitled to a base salary, as set forth in the table below, or a higher annual rate if approved by the Board of Directors, and to cash and equity awards pursuant to our incentive compensation plan, contingent on the executive officers meeting certain annual objectives agreed to by them and the Chief Executive Officer. The agreements for Messrs. Lea and Donders establish that the target amount of these executives’ annual incentive compensation may not exceed 25% of their respective base salary for that year. On April 3, 2008, in connection with the approval of the bonus award percentages for 2008 under the Management Incentive Plan, the company formally waived the maximum annual incentive compensation percentages set forth in these agreements in order to permit the maximum potential cash bonus awards under the Management Incentive Plan. The agreement for Dr. Tweden establishes that the target amount of her annual incentive compensation may not be less than 24% of her base salary for that year.

Greg S. Lea	$245,000
Adrianus (Jos) Donders	235,000
Katherine S. Tweden, Ph.D.	218,000

These agreements also provide for the receipt of certain benefits upon the occurrence of particular termination events or a change in control. See the section entitled “Potential Payments Upon Termination or Change in Control” for a more detailed discussion of these benefits. In addition, these agreements include non-disclosure and assignment provisions and non-competition, non-solicitation and no recruitment commitments each lasting for a period of one year following termination.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity award holdings held by our named executive officers at December 31, 2009.

Outstanding Equity Awards at Fiscal Year-End

	Option awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Mark B. Knudson, Ph.D.	69,451	—	(1)	$0.46	8/16/14
	47,495	—	(2)	0.46	4/27/15
	37,272	3,388	(3)	0.46	4/20/16
	179,030	73,718	(3)	5.19	2/6/17
	97,588	200,498	(4)	8.27	2/6/18
	56,819	215,911	(5)	1.10	2/4/19
	52,996	310,404	(6)	3.70	6/22/19
	31,250	93,750	(7)	0.63	11/18/19

Greg S. Lea	98,443	38,920	(11)	8.46	5/21/17
	14,744	30,292	(4)	8.27	2/6/18
	20,752	78,858	(5)	1.10	2/4/19
	15,327	89,773	(6)	3.70	6/22/19
	25,000	75,000	(7)	0.63	11/18/19

Adrianus (Jos) Donders	87,913	—	(8)	0.46	4/11/15
	21,979	—	(2)	0.46	4/27/15
	31,731	2,885	(3)	0.46	4/20/16
	38,920	16,026	(3)	5.19	2/6/17
	10,989	—	(9)	8.27	2/6/18
	22,325	45,866	(4)	8.27	2/6/18
	13,950	53,010	(5)	1.10	2/4/19
	6,140	35,960	(6)	3.70	6/22/19
	17,500	52,500	(7)	0.63	11/18/19

Daniel L. Cohen	4,861	20,139	(12)	2.30	5/28/19
	—	250,000	(3)	5.06	9/21/19
	25,000	75,000	(7)	0.63	11/18/19

Katherine S. Tweden, Ph.D.	61,154	—	(10)	0.46	8/16/14
	1,099	—	(2)	0.46	4/27/15
	14,607	1,328	(3)	0.46	4/20/16
	7,785	3,205	(3)	5.19	2/6/17
	4,876	10,019	(4)	8.27	2/6/18
	2,750	10,450	(5)	1.10	2/4/19
	21,437	125,563	(6)	3.70	6/22/19
	25,000	75,000	(7)	0.63	11/18/19

(1)

Stock options vest 32,968 shares immediately upon the date of grant, which was August 16, 2004, and then 25% on the first anniversary of the date of grant and 1/36th per month for 36 months thereafter.

(2)	Stock options vest 100% upon the achievement of a milestone, which was defined for purposes of these grants as the implant of the Maestro RF System in 12 patients. These grants did not provide for any time restrictions with respect to the milestone, except the ten-year term of the option. The milestone was achieved in March 2006.

(3)	Stock options vest 25% on the first anniversary of the date of grant and 1/36th per month for 36 months thereafter.

(4)

50% of the stock options vest 1/48th per month for 48 months and the remaining 50% of the stock options vest equally and individually upon the achievement of five milestones: (1) full enrollment of EMPOWER RF2 and RC in 2008; (2) PMA submission in 2009; (3) achieving the primary endpoint for EMPOWER in 2009; (4) achieving the secondary endpoint for EMPOWER in 2009; and (5) FDA acceptance of the EMPOWER PMA. In November 2009 the Compensation Committee determined that 75% of milestone (1) was achieved and milestones (2), (3) and (4) were not achieved. As a result a portion of these grants were cancelled in 2009. The achievement of milestone (5) is not restricted by time, except the ten-year term of the option, and is still pending.

(5)	Stock options vest 1/48th per month for 48 months from the date of grant.

(6)	Stock options vest 1/48th per month for 48 months beginning June 30, 2009.

(7)	Stock options vest 25% immediately upon the date of grant and the remaining 75% vest on November 15, 2010.

(8)

Stock options vest 25% on the first anniversary of the date of grant and 1/36th per month for 36 months thereafter. Since these grants were made prior to May 1, 2006, the date of grant for these options is the hire date, rather than the Board approval date. See the “Compensation Discussion and Analysis” for further detail. Mr. Donders’ hire date related to this option grant is April 11, 2005.

(9)	Stock options vest 100% immediately upon the date of grant.

(10)

Stock options vest 20,440 shares immediately upon the date of grant, which was August 16, 2004, and then 25% on the first anniversary of the date of grant and 1/36th per month for 36 months thereafter.

(11)	Stock options vest 27,473 shares immediately upon the date of grant, which was May 21, 2007, and then 25% on the first anniversary of the date of grant and 1/36th per month for 36 months thereafter.

(12)	Stock options vest 1/36th per month for 36 months from the date of grant.

Option Exercises and Stock Vested

There were no option exercises or restricted stock awards that vested during our fiscal year ended December 31, 2009.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-Qualified Deferred Compensation

We currently do not have any non-qualified defined contribution plans or other deferred compensation plans.

Potential Payments and Benefits Upon Termination or Change in Control

We are a party to Executive Employment Agreements with Mark B. Knudson, Greg S. Lea, Adrianus (Jos) Donders and Katherine S. Tweden that provide for the receipt of certain payments and benefits upon particular termination events or change in control.

These agreements may be terminated prior to the expiration of the term by mutual written agreement of the parties, in the event of death or disability, by us for cause (i.e., for uncured willful breach of duties or this agreement, conviction of any felony or crime involving fraud, dishonesty or moral turpitude or participation in any fraud against or affecting us or any of our subsidiaries, affiliates, suppliers, clients, agents or employees or an act of personal dishonesty intended to result in personal enrichment at our expense or any other act we determine constitutes gross or willful misconduct) or by these executives for good reason (i.e., a significant change and substantial reduction in their responsibilities or a relocation to more than 25 miles from our current facility). In addition, either party may terminate the executive’s employment at any time for any reason or no reason, including after a change in control, with 30 days written notice. For purposes of these agreements, a change in control includes: (1) a change in beneficial ownership of our securities after the date of the agreement resulting in a new beneficial owner holding 50% or more of the combined voting power of our securities; (2) a majority of the Board ceases to be composed of continuing directors (as defined in the agreement); (3) any consolidation or merger involving the company where the company is not the surviving corporation or the shares of the company’s capital stock are converted into cash, securities or other property, except if the company is the surviving corporation and its stockholders immediately prior to the transaction maintain a proportionate ownership in the company’s stock following the transaction; (4) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the company; (5) any liquidation or dissolution of the company; or (6) a majority of the continuing directors determine, in their sole and absolute discretion, that there has been a change in control.

Payments Made Upon Termination at End of Term.

In the event that Dr. Knudson is terminated at the end of the term of his agreement (as defined in the agreement), he is entitled to (1) receive base salary at the rate then currently in effect for a period of 12 months following the termination date, (2) exercise all vested options as of the termination date for a period of five years following his termination, and (3) receive continued health benefits for a period of 18 months following the termination date.

Payments Made Upon Termination Due to Death or Disability.

In the event that Dr. Knudson’s employment is terminated due to death or disability (as defined in the agreement), he, or in the event of his death, his then spouse, is entitled to 18 months of continued health benefits. In the event that Messrs. Lea or Donders’ or Dr. Tweden’s employment is terminated due to death or disability, each of them, or in the event of their death, their then spouses, are entitled to six months of continued health benefits.

Payments Made Upon Termination Without Cause or Resignation for Good Reason.

In the event that Dr. Knudson resigns for good reason or his employment is terminated without cause prior to the end of the term of his agreement, he is entitled to (1) receive base salary at the rate then currently in effect for a period of 18 months following the termination date, (2) exercise all vested options as of the termination date for a period of five years following his termination, and (3) receive continued health benefits for a period of 18 months following the termination date. In the event that Messrs. Lea or Donders or Dr. Tweden resigns for good reason or is terminated without cause prior to the end of the term of their agreements, they are entitled to (1) receive base salary at the rate then currently in effect for a period of six months following the termination date, (2) exercise all vested options and those that would have vested within one year of the termination date for a period of five years following their termination, and (3) receive continued health benefits for a period of six months following the termination date. Drs. Knudson and Tweden and Messrs. Lea and Donders’ severance pay is subject to signing, and not rescinding, a general release of all claims against the company.

Benefits Upon Change in Control.

In the event of a change in control, Dr. Knudson’s agreement provides that 100% of the remaining unvested portion of his stock options will automatically vest and be exercisable for a period of five years following the change in control regardless of whether Dr. Knudson’s employment is terminated in connection therewith. In addition, should Dr. Knudson resign for good reason or his employment be terminated without cause in connection with or within the first two years after a change in control, (1) he is entitled to receive base salary at the rate then currently in effect for a period of 18 months following the termination date and (2) the vesting schedule of any options issued to Dr. Knudson after the change of control will accelerate such that 100% of any unvested shares under the options shall immediately vest and be exercisable for a period of five years following the termination of employment. For Messrs. Lea and Donders and Dr. Tweden, in the event of a change in control in which the employment of these executive officers is not terminated, their agreements provide that 50% of the remaining unvested portion of their stock options will automatically vest and be exercisable for a period of five years following termination of employment. In the event of a change in control in which the employment of these executive officers is terminated, 100% of the remaining unvested portion of their options will immediately vest and be exercisable for a period of five years following termination of employment. However, with respect to any of these provisions, if these executive officers receive a cash payment for their options in connection with the change in control equal to the difference between the per share amount paid to the common stockholders in the transaction and the exercise price of the option, their options will be cancelled in exchange for the cash payment.

Potential Payments Upon Termination or Change in Control

The table below shows our reasonable estimates of potential payments and benefits payable to the named executive officers upon termination without cause, resignation for good reason and change in control of EnteroMedics, with or without termination, based on the closing price of our common stock on the NASDAQ Global Market of $0.56, on December 31, 2009. The amounts shown assume that termination or change in control was effective as of December 31, 2009, the last business day of the fiscal year, and are estimates of the amounts that would be paid to the executive officer in addition to the base salary and bonus earned by the executives during 2009. Benefits payable to all employees, such as accrued vacation and life insurance premiums are excluded. The actual amounts to be paid can only be determined at the actual time of an executive officer’s termination.

Name(1)	Type of Payment	Payments Upon Change in Control With Termination ($)(2)	Payments Upon Change in Control Without Termination ($)(2)	Payments Upon Termination Without Cause or Resignation for Good Reason ($)
Mark B. Knudson, Ph.D.	Severance Pay	$—	$—	$505,500
	Value of Stock Options Accelerated(3)	339	339	—
	Health Care Benefits(4)	—	—	18,561

	Total	$339	$339	$524,061

Greg S. Lea	Severance Pay	$—	$—	$124,250
	Value of Stock Options Accelerated(3)	—	—	—
	Health Care Benefits(4)	—	—	6,187

	Total	$—	$—	$130,437

Adrianus (Jos) Donders	Severance Pay	$—	$—	$126,750
	Value of Stock Options Accelerated(3)	289	144	289
	Health Care Benefits(4)	—	—	9,118

	Total	$289	$144	$136,157

Katherine S. Tweden, Ph.D.	Severance Pay	$—	$—	$120,000
	Value of Stock Options Accelerated(3)	133	66	133
	Health Care Benefits(4)	—	—	9,118

	Total	$133	$66	$129,251

(1)	Daniel L. Cohen does not have an employment agreement with the company and is not entitled to any additional benefits in the event of termination or change of control.

(2)	Assumes that options were not cashed out in connection with change in control. Additional amounts may be payable if the termination is without cause or is a resignation for good reason, as specified in the third column.

(3)	Value computed based on the difference between $0.56, the closing price of our common stock on the NASDAQ Global Market on December 31, 2009, and the exercise price for each option accelerated. No value is included in the table where the option price is greater than the closing price of our common on the NASDAQ Global Market of $0.56 on December 31, 2009.

(4)	Amount represents the estimated full premiums to be paid by the company for health and dental coverage for the executive officer and his family for the duration of the severance period, as applicable, based on current premiums paid.

PROPOSAL 2— AUTHORIZE AN AMENDMENT TO OUR FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AT THE DISCRETION OF OUR BOARD OF DIRECTORS

Our common stock is quoted on the NASDAQ Capital Market under the symbol “ETRM.” For our common stock to continue to be quoted on the NASDAQ Capital Market, we must satisfy various continued listing requirements established by NASDAQ. Among other things, our common stock must have a minimum bid price of at least $1.00 per share. Under NASDAQ’s continued listing requirements, if the closing bid price of shares of our common stock is under $1.00 per share for thirty consecutive trading days and does not thereafter reach $1.00 per share or higher for a minimum of ten consecutive trading days during the 180 calendar days following notification by NASDAQ, NASDAQ may delist our common stock from trading on the NASDAQ Capital Market. In that event, our common stock would trade on the OTC Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. These alternative markets are generally considered to be markets that are less efficient and less broad than the NASDAQ Global Market or the NASDAQ Capital Market. We are not currently in compliance with the minimum bid price requirement, and we have until May 12, 2010 to regain compliance or we may be delisted.

In response to our common stock having a minimum bid price of less than $1.00 and after careful consideration, the Board has unanimously determined that it would be in the best interests of the company and our stockholders to authorize the Board to amend our Fifth Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock, par value $0.01 per share, at its sole discretion pursuant to Section 242(c) of the Delaware General Corporation Law using a conversion ratio within the approved range, as defined in the section entitled “Conversion Ratio,” to be implemented for the purpose of increasing the market price of our common stock above the NASDAQ Capital Market’s minimum bid requirement. In addition, notwithstanding approval of this Proposal 2 by stockholders, the Board may determine not to effect, and could abandon, a reverse stock split without further action by our stockholders. If the Board determines not to implement a reverse stock split prior to the date of the 2011 Annual Meeting of Stockholders, the Board authorization granted by stockholders pursuant to this Proposal 2 would be deemed revoked and without any further effect.

On February 4, 2010, the Board voted to approve, and to recommend that you approve at the 2010 Annual Meeting of Stockholders, this Proposal 2.

Reasons for a Reverse Stock Split

One of the primary objectives in effecting the reverse stock split would be to raise the per share trading price of our common stock in order to maintain the eligibility of our common stock for listing on the NASDAQ Capital Market and avoid delisting. The Board believes that a reverse stock split will result in the market price of our common stock rising to the level necessary to satisfy the $1.00 minimum bid price continued listing requirement. However, our common stock may not remain equal to or in excess of $1.00 for a substantial period of time. The market price of our common stock is also based on other factors in addition to the number of shares outstanding, including our future performance. A second objective would be to increase the price per share in order to enhance the marketability of our common stock. The Board believes that the current price per share of our common stock diminishes the effective marketability of such stock because of the reluctance of many leading brokerage firms to recommend lower-priced stock to their clients. Additionally, the policies and practices of a number of brokerage firms with respect to the payment of commissions based on stock price tend to discourage individual brokers within those firms from dealing in lower-priced stocks.

If approved, the Board would effect a reverse stock split only upon the Board’s determination that a reverse stock split would be in the best interests of the stockholders at the time and would optimize the long-term value of our common stock and have the least impact on the short-term value of our stock. The Board believes it can best have the opportunity to achieve these objectives if the stockholders give the Board authority to effect a reverse stock split at its sole discretion using a conversion ratio within the approved range, as defined in the section entitled “Conversion Ratio.”

Risks Associated with a Reverse Stock Split

While we believe that a higher stock price may help generate investor interest in our common stock, a reverse stock split may not result in a stock price that will attract brokers, institutional investors or investment funds or satisfy the investing guidelines of institutional investors or investment funds. The market price of our common stock is also based on our performance and other factors, which are unrelated to the number of shares of common stock outstanding. There are numerous factors and contingencies that could affect our stock price following a reverse stock split, including the status of the market for our stock at the time, our reported results of operations in future periods and general economic, market and industry conditions. Accordingly, although the price of our common stock is likely to increase with a reverse stock split, there can be no assurance that the market will sustain any such increase. If the market price of our common stock declines after a reverse stock split, our total market capitalization (the aggregate value of all of our outstanding common stock at the then existing market price) after a split will be lower than before the split. In addition, a decline in the market price of our common stock after a reverse stock split may result in a greater percentage decline than would occur in the absence of a split.

Following a reverse stock split, our outstanding shares would be reduced, which may lead to reduced trading volume and less liquidity for our common stock. That may increase the volatility of our stock price.

A reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of our common stock on a post-split basis. Odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in lots of even multiples of 100 shares.

Conversion Ratio

If you approve this Proposal 2, the Board of Directors would be authorized to implement a reverse stock split using a conversion ratio in a range from one-for-three to one-for-six (the “approved range”). Please note that the number of shares of common stock authorized will remain unchanged following the reverse stock split, which will have the effect of increasing the number of authorized but unissued shares of common stock available for future issuance. The company has no current plans, proposals or arrangements to issue any of these authorized and unreserved/unissued shares. Currently, the number of authorized shares of common stock and preferred stock is 85,000,000 and 5,000,000, respectively.

The determination of the conversion ratio at which the reverse stock split would be effected will be based upon those market or business factors deemed relevant by the Board at that time, including: the per share trading price of our common stock; compliance with the NASDAQ Capital Market’s continued listing requirements; existing and expected marketability and liquidity of our common stock; prevailing stock market conditions; business developments affecting the company; our actual or forecasted results of operations; and the likely effect of the reverse stock split on the market price of our common stock.

Timing and Effective Date

To effect a reverse stock split, the Board would determine the timing and specific ratio for such a split from the approved range. No further action on the part of stockholders will be required to either implement or abandon a reverse stock split. We would communicate to the public prior to the effective date of a reverse stock split additional details regarding the reverse stock split, including the timing and specific ratio selected by the Board.

If the stockholders approve this Proposal 2 and the Board decides to implement a reverse stock split, we will file a Certificate of Amendment with the Delaware Secretary of State to amend our existing Fifth Amended and Restated Certificate of Incorporation to add a new Section 4 to Article IV, as follows:

Article IV

4. Reverse Stock Split. At the close of the trading market on the filing date hereof with the Delaware Secretary of State, the issued and outstanding shares of the Corporation’s Common Stock shall be reverse split, and each [three to six] shares thereof, as determined by the Board of Directors, shall be deemed exchanged for one share of the Corporation’s Common Stock without any further action by the holder thereof. Any resulting fractional shares will be rounded up to a whole share.

The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the Delaware Secretary of State and as the Board deems necessary and advisable to effect the reverse stock split, including the applicable ratio for the reverse stock split as determined by the Board in its sole discretion from the approved range. We would issue a press release and file a Current Report on Form 8-K to announce the amendment of our Fifth Amended and Restated Certificate of Incorporation. A reverse stock split will become effective at the close of the stock market on the date of filing the Certificate of Amendment, which is referred to as the “effective date.” Beginning on the effective date, each certificate representing pre-split shares of common stock will be deemed for all corporate purposes to evidence ownership of the reduced number of post-split shares of common stock (based on the ratio selected).

In addition, notwithstanding approval of this Proposal 2 by stockholders, the Board may determine not to effect, and could abandon, a reverse stock split without further action by our stockholders. If the Board determines not to implement a reverse stock split prior to the date of the 2011 Annual Meeting of Stockholders, the Board authorization granted by stockholders pursuant to this Proposal 2 would be deemed revoked and without any further effect.

Effects of a Reverse Stock Split if Implemented

If a reverse stock split is approved and implemented, a reverse stock split would be effected simultaneously for all of our common stock and the exchange ratio would be equal for all of our common stock. A reverse stock split would affect all of our stockholders uniformly and would not affect any holder’s percentage ownership interest in the company, except to the extent that any fractional share resulting from a reverse stock split would be rounded up to the next whole share. Our reporting requirements under the Securities Exchange Act of 1934, as amended, would not be affected. If a reverse stock split is approved and implemented, our common stock would continue to be reported on the NASDAQ Capital Market under the symbol “ETRM,” but our CUSIP number would be changed. We would issue a press release and file a Current Report on Form 8-K to announce that our CUSIP number was changed.

If a reverse stock split is approved and implemented, it would not reduce the number of our authorized shares, as described under “Conversion Ratio” above. All issued and outstanding shares of common stock will be adjusted by the ratio selected by the Board. As of February 26, 2010, we had 44,856,657 shares of common stock outstanding.

If a reverse stock split is approved and implemented, all outstanding equity awards under our 2003 Stock Incentive Plan (the “Plan”), as well as any common stock warrants outstanding, will be adjusted by the ratio selected by the Board and will be rounded down to the nearest whole share. As of February 26, 2010, we had 5,635,505 shares of common stock issuable upon the exercise of options outstanding under the Plan at a weighted average exercise price of $3.14 per share; 892,232 shares of our common stock reserved for future issuance under the Plan; and 8,152,878 shares of common stock issuable upon the exercise of warrants outstanding at a weighted average exercise price of $1.54 per share. No cash payment will be made in respect of any fractional share. A reverse stock split will not affect the expiration date of outstanding stock options or warrants.

As soon as practicable after the effective date of a reverse stock split, our transfer agent would mail a transmittal form to each holder of record that holds certificates of our common stock that would be used in forwarding certificates for surrender and the exchange into new post-split common stock in book-entry form to which the holder is entitled as a consequence of the reverse stock split. The transmittal form would be accompanied by instructions specifying other details of the exchange.

After receipt of a transmittal form, each holder, as applicable, would surrender the certificates formerly representing shares of our common stock and, in exchange, would receive a book-entry statement reflecting the number of shares of common stock to which the holder is entitled following a reverse stock split. No stockholder would be required to pay a transfer or other fee to exchange his, her or its certificates. Stockholders should not send in certificates until they receive a transmittal form from our transfer agent.

The number of shares of common stock you own would automatically be reduced without any further action on your part and without regard to the date that you physically surrender your certificates to our transfer agent. Each certificate representing pre-split shares of common stock would, until surrendered and exchanged as described above, be deemed cancelled and, for all corporate purposes, would be deemed to represent only the number of post-split shares of common stock as a result of the reverse stock split. Note that you would not be entitled to receive any dividends or other distributions payable by us after the reverse stock split is effective until you surrender and exchange your certificates. If we issue and pay any dividends or make any distributions, these amounts would be withheld, accumulate and be paid to you, without interest, once you surrender your certificates for exchange. We have no current plans to pay any dividends or to make any distributions.

If you hold your shares in book entry form through our transfer agent, no action would be required on your part. The number of shares of common stock you own would automatically be reduced, our transfer agent would update its records accordingly, and a book-entry statement reflecting your new post-split common stock would be mailed to your address of record.

No Appraisal Rights

Under Delaware law, stockholders would not be entitled to exercise appraisal rights in connection with a reverse stock split, and the company would not independently provide stockholders with any such right.

U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of a reverse stock split. It addresses only stockholders who hold the pre-split shares of common stock and post-split shares of common stock as “capital assets,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”). The following is not an exhaustive discussion of all possible U.S. federal income tax considerations relating to a reverse stock split. It does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, partnerships, dealers in securities, mutual funds, stockholders who are not U.S. persons for federal income tax purposes, stockholders who hold the pre-split shares of common stock as part of a straddle, hedge or conversion transaction, stockholders who are subject to the alternative minimum tax provisions of the Code and stockholders who acquired their pre-split shares of common stock pursuant to the exercise of employee stock options or otherwise as compensation. In addition, it does not address tax consequences under state, local, foreign or other laws.

This summary is based upon provisions of the Code and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. We have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of a reverse stock split. Each stockholder is advised to consult his, her or its own tax advisor as to the tax consequences of a reverse stock split.

A reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Accordingly, except as provided below with respect to the rounding up of any fractional shares, and provided that the fair market value of the post-split shares of common stock is equal to the fair market value pre-split shares of common stock deemed surrendered in exchange therefor, a stockholder should not recognize any gain or loss in a reverse stock split. The aggregate tax basis of the post-split shares of common stock should be equal to the aggregate tax basis of the pre-split shares of common stock, and the holding period of the post-split shares of common stock received should include the holding period of the pre-split shares of common stock.

The federal income tax consequences of rounding up to a whole share any fractional share that would otherwise result from a reverse stock split are not clear. If the receipt of an additional fraction of a share as a result of such rounding is taxed as a dividend, a stockholder will, to the extent we have earnings and profits at that time, recognize taxable dividend income equal to the fair market value of the additional fraction of a share received. However, any tax liability associated with the receipt of an additional fraction of a share is not expected to be material. Each stockholder should consult his, her or its own tax advisors regarding the tax consequences of the receipt of an additional fraction of a share.

The company will not recognize any gain or loss as a result of the reverse stock split.

Accounting Consequences

The implementation of a reverse stock split would result in an adjustment to all share, share equivalent and per share amounts as if the reverse stock split had occurred on the first day of each period presented. If the par value of our common stock is not adjusted in connection with the reverse stock split, amounts would also be reclassified between the common stock and additional paid-in capital components of our stockholders’ deficit, with no net change occurring.

Board Recommendation

The Board recommends to the stockholders that they vote FOR this Proposal 2. The vote required to authorize the amendment to our Fifth Amended and Restated Certificate of Incorporation to effect a reverse stock split at the discretion of the Board is a majority of the voting power of the common stock outstanding and entitled to vote at the 2010 Annual Meeting of Stockholders, voting together as a single class.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO PRINCIPAL ACCOUNTANT

Audit Committee Report

The Audit Committee of the Board of Directors is responsible for assisting the Board in monitoring the integrity of the consolidated financial statements of EnteroMedics, compliance by EnteroMedics with legal and regulatory requirements, and the independence and performance of EnteroMedics’ internal and external auditors.

The consolidated financial statements of EnteroMedics for the year ended December 31, 2009, were audited by Deloitte & Touche LLP, independent registered public accounting firm for EnteroMedics.

As part of its activities, the Audit Committee has:

1.	Reviewed and discussed with management the audited consolidated financial statements of EnteroMedics;

2.	Discussed with the independent registered public accounting firm the matters required to be discussed under Statement on Auditing Standards No. 61 (Communications with Audit Committees), Statement of Auditing Standards No. 99 (Consideration of Fraud in a Financial Statement Audit), and under the SEC, U.S. Public Company Accounting Oversight Board and NASDAQ Stock Exchange rules;

3.	Received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and

4.	Discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of EnteroMedics for the year ended December 31, 2009, be included in our Annual Report on Form 10-K filed with the SEC.

Audit Committee of the Board of Directors of EnteroMedics

Catherine Friedman, Chair	Donald C. Harrison, M.D.
Paul H. Klingenstein

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the company for the fiscal years ended December 31, 2009 and 2008, by Deloitte & Touche LLP, the company’s principal accountant.

	Fiscal Year Ended
	2009	2008
Audit Fees(1)	$247,055	$239,667
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	2,187	—

Total Fees	$249,242	$239,667

(1)	Includes fees billed for professional services rendered in connection with the audit of our consolidated financial statements, review of interim consolidated financial statements and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings and engagements.
(2)	Includes fees billed for professional services rendered by Deloitte & Touche LLP in connection with the translation of a foreign vendor’s financial statements and organizational documents.

Administration of Engagement of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of our independent registered public accounting firm. The Audit Committee has established a policy for pre-approving the services provided by our independent registered public accounting firm in accordance with the auditor independence rules of the SEC. This policy requires the review and pre-approval by the Audit Committee of all audit and permissible non-audit services provided by our independent registered public accounting firm and an annual review of the financial plan for audit fees. To ensure that auditor independence is maintained, the Audit Committee annually pre-approves the audit services to be provided by our independent registered public accounting firm and the related estimated fees for such services, as well as the nature and extent of specific types of audit-related, tax and other non-audit services to be provided by the independent registered public accounting firm during the year.

As the need arises, other specific permitted services are pre-approved on a case-by-case basis during the year. A request for pre-approval of services on a case-by-case basis must be submitted by our Chief Financial Officer, providing information as to the nature of the particular service to be provided, estimated related fees and management’s assessment of the impact of the service on the auditor’s independence. The Audit Committee has delegated to its Chair pre-approval authority between meetings of the Audit Committee. Any pre-approvals made by the Chair must be reported to the Audit Committee. The Audit Committee will not delegate to management the pre-approval of services to be performed by our independent registered public accounting firm.

All of the services provided by our independent registered public accounting firm in 2009, including services related to the Audit-Related Fees, Tax Fees and All Other Fees described above, were approved by the Audit Committee under its pre-approval policies.

ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K

Our 2009 Annual Report to Stockholders and Form 10-K, including consolidated financial statements for the year ended December 31, 2009, accompanies, or has been mailed to you immediately prior to, this proxy statement. Our Form 10-K is available to you, without charge, upon written request to Secretary, EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113, and is also available on our website at www.enteromedics.com. If requested, we will provide you copies of any exhibits to the Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the Form 10-K by writing to Secretary, EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Although we do not household for our registered stockholders, some brokers household EnteroMedics proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a stockholder at a shared address to which a single copy of either document was delivered. For copies of either or both documents, stockholders should write to Secretary, EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113, or call (651) 634-3003.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of EnteroMedics.

Greg S. Lea

Secretary

Dated: April 6, 2010

LOCATION OF ENTEROMEDICS ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 6, 2010 at 3:00 p.m. Central Time

Dorsey & Whitney LLP

Minnesota Room

50 South Sixth Street, Suite 1500

Minneapolis, Minnesota 55402

Directions By Car:

From Minneapolis-St. Paul Airport

Take 5 north to 55 west. Continue left onto 62. Exit onto I-35W north. Exit onto 11th St. South. Turn right on Hennepin Ave. Turn right on South 6th St. Parking ramp for 50 South 6th will be on your left.

From the East

Take I-94 west to South 5th St. (Metrodome) exit. Take a left onto Portland Ave. Proceed two blocks, then turn right onto 7th St. Follow 7th St. to Hennepin Ave. and turn right. Take another right on South 6th St. Parking ramp for 50 South 6 th will be on your left.

From the West

Take I-394 east to South 6th St. exit. Proceed three blocks. Alternatively, take I-94 to the North 4th St. exit and turn right. Turn left on North 6th St. Parking ramp for 50 South 6th will be on your left.

From the North

From I-35W, take the Washington Ave. exit and turn right. Proceed to 1st Ave. and turn left. Take another left on South 6th St. Parking ramp for 50 South 6th will be on your left.

From the South

From I-35W, take the South 11th St. exit and proceed to Hennepin Ave., turn right. Turn right again on South 6th St. Parking ramp for 50 South 6th will be on your left.

Directions By Light Rail:

Board the train at the Minneapolis-St. Paul Airport or any point southeast of downtown Minneapolis and disembark at the Nicollet Mall/5th St. stop. Walk one block west to the building entrance at 6th and Nicollet. The ride is approximately 25 minutes from the airport.

EnteroMedics Inc.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 6, 2010

3:00 p.m., Central Time

Dorsey & Whitney LLP

Minnesota Room

50 South Sixth Street, Suite 1500

Minneapolis, Minnesota 55402

EnteroMedics Inc. 2800 Patton Road St. Paul, Minnesota 55113	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 6, 2010.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Mark B. Knudson, Ph.D. and Greg S. Lea, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

EnteroMedics Inc.

c/o Shareowner Services

P.O. Box 64873, St. Paul, MN 55164-0873

COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/etrm/

Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 5, 2010.

PHONE – 1-800-560-1965

Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 5, 2010.

Mail – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò  Please detach here  ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of Class III directors:	01 Mark B. Knudson, Ph.D. - three-year term 02 Catherine Friedman - three-year term 03 Nicholas L. Teti, Jr. - three-year term	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Authorization of an amendment to the Fifth Amended and Restated Certificate of Incorporation to effect a reverse stock split at the discretion of the Board of Directors.	☐ Vote FOR	☐ Vote AGAINST	☐ ABSTAIN
3. To transact such other business as may properly be considered at the meeting or any adjournment of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appear on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.